Exhibit 2

STOCK PURCHASE AGREEMENT

Dated as of September 12, 2005

between

CCMG HOLDINGS, INC.,

FORD HOLDINGS LLC

and

FORD MOTOR COMPANY
(for purposes of Article VI and Sections 3.2(xxiv), 3.2(xxv), 4.2(d), 5.11, 7.15 and 7.16 only)

TABLE OF CONTENTS

Page

ARTICLE I SHARE PURCHASE	1

1.1	Share Purchase; Funding	1
1.2	Closing	2

ARTICLE II REPRESENTATIONS AND WARRANTIES	3

2.1	Representations and Warranties of Holdings	3
2.2	Representations and Warranties of Buyer	17
2.3	Representations and Warranties of the Parties	20
2.4	Survival of Representations and Warranties	20
2.5	Schedules	20

ARTICLE III CONVENANTS	21

3.1	Access; Information and Records; Confidentiality	21
3.2	Conduct of the Business of the Company Prior to the Closing Date	22
3.3	Filings	27
3.4	Public Announcements	28
3.5	Further Actions	28
3.6	Termination of Affiliate Relations	29
3.7	Indemnification of Directors and Officers	29
3.8	Director Resignations	30
3.9	Financing	30
3.10	Debt Tender Offer; Repayment of Third-Party Indebtedness	34
3.11	Insurance	36

ARTICLE IV CONDITIONS PRECEDENT	37

4.1	Conditions Precedent to Obligations of Parties	37
4.2	Conditions Precedent to Obligation of Buyer	37
4.3	Conditions Precedent to the Obligation of Holdings	39

ARTICLE V EMPLOYEE AND LABOR MATTERS	39

5.1	Comparability of Benefits	39
5.2	Continuity of Employment	39
5.3	Welfare Plans	40
5.4	Retirement Plans	40
5.5	Vacation and Severance	40
5.6	WARN Act	41
5.7	Cash Bonus Plans	41
5.8	Collective Bargaining Agreements	41
5.9	Options on Ford Shares	41

i

5.10	Cooperation Regarding Pension Plans	42
5.11	Employee Discount Program	42

ARTICLE VI TAX MATTERS	42

6.1	Liability for Taxes	42
6.2	Tax Sharing Agreements	43
6.3	Tax Returns, Elections, etc.	44
6.4	Tax Audits, Assistance and Cooperation	44
6.5	Refunds and Tax Credits	46
6.6	Carrybacks	46
6.7	Transfer Taxes	47

ARTICLE VII MISCELLANEOUS	47

7.1	Termination and Abandonment	47
7.2	Expenses	49
7.3	Notices	49
7.4	Entire Agreement	51
7.5	Exclusive Remedy	51
7.6	No Third Party Beneficiaries	51
7.7	Assignability	52
7.8	Amendment and Modification; Waiver	52
7.9	Severability	52
7.10	Section Headings	52
7.11	Interpretation	52
7.12	Definitions	52
7.13	Company Actions	55
7.14	Counterparts	55
7.15	Enforcement	55
7.16	Governing Law	55

INDEX OF DEFINED TERMS

Term	Page

1986 Indenture	52
1994 Indenture	53
2001 Indenture	53
ABL Financing	19
ABS Financing	19
Accounting Arbitrator	45
Acquisitions	24
Affiliate	53
Affiliate Agreements	17
Affiliate Indebtedness	29
Affiliate Indebtedness Repayment Amount	1
Affiliated Group	11
Agreement	1
Alternative Tender Offers	35
Antitrust Division	27
Applicable Insurance Laws	6
Assistance Costs	37
Australian Authority	6
Benefit Plans	13
Bermuda Insurance Laws	6
Board of Directors	53
Bonus Plans	41
Bridge Financing	19
Business Day	53
Buyer	1
Buyer Indemnitees	53
CBC	6
CE	24
Closing	2
Closing Date	2
Closing Debt Amount	36
Code	14
Common Stock	1
Company	1
Company Option Plan	41
Confidentiality Agreement	21
Connecticut DEP	7
Consent	6
Consent Solicitation	34
Consolidated or Combined Return	53
Contracts	16
Coverage Period	36
D&O Tail Coverage	30
Debt Commitment Letter	18
Debt Financing	19
Debt Payment Amount	36
Debt Receipt Failure	48
Debt Tender Offer	34

ECMR	6
Encumbrances	9
Environmental Laws	13
Equity Commitment Letters	18
Equity Financing	18
ERISA	13
Exchange Act	7
Exchange Offeror	34
Exchange Offers	35
Exchange Value	35
Exchanged Notes	35
FASB	25
Federal and Consolidated Income Tax Liabilities	53
Financial Statements	7
Financing	19
Fleet Expenditures	24
Ford	1
Ford Group	53
Ford Insurance	36
Ford Letter of Credit	38
Ford Option Plan	41
Ford Options	41
Foreign Antitrust Laws	6
FTC	27
GAAP	7
Governmental Authority	6
Group	3
Group Employees	13
Group Member	3
Group Relief	53
Guarantees	19
Hazardous Substances	13
High Yield Financing	19
HIRE	7
HIRE (Bermuda)	6
Holdings	1
Holdings Note	54
HSR Act	6
Income Tax	54
Indebtedness	54
Intellectual Property	15
Interim Credit Agreement	54
International ABS Bridge Financing	19
Irish Finance Requirements	7
Irish Insurance Laws	6
IRS	14
Knowledge	54
Law	54
Long Dated Notes	34
Marketing Period	31
Material Adverse Effect	3
Material Proceeding	26
Material Real Property	9
Material Subsidiary	4

Multiemployer Plan	13
Non-Fleet Expenditures	24
Offering Documents	32
Options	42
Orders	6
Partnership	29
Partnership Agreement	29
Permits	12
Permitted Encumbrances	9
Permitted Extension	25
Person	54
Pre-Closing Claim	36
Pre-Closing Period	54
Prior SEC Filings	5
Probus	6
Purchase Price	1
Requested Bond Consents	34
Requested Indenture Consents	34
Required Financial Information	32
Returns	10
Sarbanes-Oxley Act	8
SEC	7
SEC Filings	7
Securities Act	7
Senior Secured Term Loan Financing	19
Shares	1
Short Dated Notes	34
Specified Contract	16
State and Foreign Insurance Laws	6
Subsidiary	3
Surviving Agreements	29
Tax Sharing Agreements	54
Taxes	10
Taxing Authority	10
Tender Amount	34
Tendered Notes	34
Termination Fee	48
Transfer Taxes	54
Undisclosed Material Affiliate Agreement	29
WARN	41
Wholly Owned Subsidiary	5

v

STOCK PURCHASE AGREEMENT

STOCK PURCHASE AGREEMENT, dated as of September 12, 2005 (this “Agreement“), between CCMG Holdings, Inc., a Delaware corporation (“Buyer”), and Ford Holdings LLC, a Delaware limited liability company (“Holdings”) and, for purposes of only the provisions noted on the signature page hereto, Ford Motor Company, a Delaware corporation (“Ford”).

WHEREAS, Holdings, an indirect wholly-owned subsidiary of Ford, owns 100 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of The Hertz Corporation (the “Company”), representing 100% of the outstanding shares of capital stock of the Company;

WHEREAS, Buyer desires to purchase from Holdings, and Holdings desires to sell to Buyer, the Shares pursuant to this Agreement; and

WHEREAS, in connection with the purchase and sale of the Shares, the parties desire to effect certain other transactions as more fully described herein, including causing the Company to complete a tender offer with respect to certain series of its outstanding senior notes and cooperating with an exchange offer by an Affiliate of Ford with respect to certain other series of the Company’s outstanding senior notes;

NOW, THEREFORE, in consideration of the mutual terms, conditions and other agreements set forth herein and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

SHARE PURCHASE

1.1    Share Purchase; Funding.

(a)    Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the Closing, Holdings shall sell to Buyer (or to a wholly-owned subsidiary of Buyer), and Buyer (or a wholly-owned subsidiary of Buyer) shall purchase from Holdings, the Shares.

(b)    Purchase Price. In consideration for the sale and transfer of the Shares, and upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall pay, or cause to be paid, to Holdings (or an Affiliate of Holdings designated by Holdings) an aggregate amount in cash equal to (x) $5,600,000,000 minus (y) the principal amount of and all accrued and unpaid interest on the Holdings Note (the “Purchase Price”).

(c)    Repayment of Affiliate Indebtedness. Upon the terms and subject to the conditions of this Agreement, at the Closing, Buyer shall cause the Company to repay all Affiliate Indebtedness referred to in Section 3.6 (the “Affiliate Indebtedness Repayment Amount”).

(d)    Repayment of Certain Third Party Indebtedness. At the Closing, and as a condition thereof, Buyer shall cause the Company to purchase the Tendered Notes and shall purchase or repay or cause a Group Member to purchase or repay, as applicable, all of the Indebtedness referred to in Section 3.10(c).

(e)    Payment for Exchange Notes. At the Closing, and as a condition thereof, Buyer shall pay or cause to be paid by the Company to the applicable Exchange Offeror (or to an Affiliate of the Exchange Offeror designated by the Exchange Offeror in writing), cash in an amount equal to the aggregate Exchange Value of any Exchange Notes accepted for exchange in any Exchange Offer in accordance with the terms and conditions hereof on or prior to the Closing, and tendered by the Exchange Offeror for purchase in accordance with Section 3.10(b).

(f)    Source of Funds. At or prior to the Closing, subject to the terms and conditions of this Agreement, (i) Buyer (or a wholly-owned subsidiary of Buyer) shall incur the portion of the Financing to be incurred by it, and (ii) a portion of the proceeds of the Financing, together with (at the option of Buyer) the Company’s cash on hand, together with indebtedness to be incurred by the Company and other Group Members at the Closing, shall be applied to make the payments set forth in this Section 1.1.

(g)    Payment Terms. At the Closing, upon the terms and subject to the conditions of this Agreement, (i) Holdings shall deliver to Buyer (or to a wholly-owned subsidiary of Buyer designated by Buyer at least two Business Days prior to the Closing Date) certificates representing the Shares owned by Holdings duly endorsed, or accompanied by stock powers duly executed and (ii), all payments provided for in this Section 1.1 shall be made by wire transfer of immediately available funds to account(s) designated by the applicable recipients at least two Business Days prior to the Closing Date.

1.2    Closing

. Unless this Agreement shall have been terminated and the transactions herein contemplated shall have been abandoned pursuant to Section 7.1, and subject to the satisfaction or waiver of the conditions set forth in Article IV, the closing of the transactions contemplated by this Agreement (the “Closing”) will take place at 10:00 a.m. New York City time on the first Business Day following the satisfaction or waiver of each of the conditions set forth in Article IV hereof on the date (the “Closing Date”) that is the earliest of (a) any Business Day during the Marketing Period as may be specified by Buyer on no less than three Business Days’ prior notice to Holdings, (b) the final day of the Marketing Period or (c) the date following commencement of the Marketing Period that is three business days following the date the Debt Financing is obtained, at the offices of Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York, unless another date, time or place is agreed to in writing by the parties hereto.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties of Holdings. Holdings hereby represents and warrants to Buyer as follows:

(a)    Due Organization and Qualification. (i)   Holdings is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Holdings (A) has all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted and (B) is in good standing and is duly qualified to transact business in each jurisdiction in which it is required to be so qualified, except, in the case of clause (A) or (B), where the failure to have such power and authority or to be in good standing would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impede the ability of Holdings to consummate the transactions contemplated by this Agreement.

(ii)     The Company is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware. The Company (A) has all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted and (B) is in good standing and is duly qualified to transact business in each jurisdiction in which it is required to be so qualified, except in the case of clause (A) or (B), where the failure to have such power and authority or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(iii)     Each entity listed on Schedule 2.1(a)(iii) (each, a “Subsidiary”; each of the Subsidiaries and the Company individually, a “Group Member”, and collectively, the “Group”) (A) is duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of the jurisdiction of organization appearing opposite its name on Schedule 2.1(a)(iii) and (B) has all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted and (C) is in good standing and is duly qualified to transact business in each jurisdiction in which it is required to be so qualified, except in the case of clauses (A), (B) or (C), where the failure to have such power and authority or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

For purposes of this Agreement, “Material Adverse Effect” shall mean any fact, event, change, circumstance or effect that is materially adverse to the business, condition (financial or otherwise) or results of operations of the Group, taken as a whole, or would materially impair the ability of Holdings or any member of the Group to consummate the transactions contemplated by this Agreement, other than any fact, event, change, circumstance or effect resulting from (A) general changes or developments (other than those resulting from acts of terrorism, war or armed hostilities) in the industries in which the Group operates or in the general economy, financial, banking, currency or capital markets, (B) normal seasonal changes in the results of operations of the Group, (C) the solicitation of offers to enter into this Agreement, the negotiation of the terms of and entering into of this Agreement, the announcement of this Agreement and the consummation of the transactions contemplated hereby or any action taken at the request of Buyer, (D) changes in accounting requirements or principles or any changes in applicable Laws or interpretations thereof or (E) any failure in and of itself by any Group Member to meet any estimates of revenues or earnings or other financial performance for any period (it being agreed that the facts and circumstances giving rise to such failure may be taken into account in determining whether there has been a Material Adverse Effect), except, in the case of the foregoing clause (A), to the extent such changes referred to therein have a disproportionate adverse effect on the Group, taken as a whole, relative to other participants in the industries in which the Group operates; provided, that (i) solely with respect to the representations and warranties set forth in Section 2.1(f), the exception set forth in clause (C) above shall not apply and (ii) for purposes of the definition of “Material Adverse Effect”, the industries in which the Group operates shall be deemed to be the vehicle rental industry and the construction, industrial and materials handling equipment rental industry.

(iv)     Certificate of Incorporation and By-Laws. Holdings has made available to Buyer a complete and correct copy of the Certificate of Incorporation and the By-Laws (or similar organizational documents), each as amended to date, of the Company and each of the Subsidiaries listed on Schedule 2.1(a)(iii) as a “Material Subsidiary” (each such Subsidiary, a “Material Subsidiary”). Neither the Company nor any Subsidiary is, nor has been, in violation of any of the provisions of its Certificate of Incorporation or By-Laws (or similar organizational documents), except in the case of any Subsidiary (other than any Material Subsidiary) for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Holdings has made available to Buyer complete and correct copies of the minutes of all meetings of the Board of Directors of the Company, other than the portion of any minutes regarding the deliberations of the Board of Directors of the Company in connection with entering into this Agreement or pursuing other strategic alternatives, and of the stockholders of the Company, in each case since January 1, 2002.

(b)    Authorization and Validity of Agreement. The execution, delivery and performance by Holdings of this Agreement and the consummation by Holdings of the transactions contemplated hereby have been duly authorized by the Board of Directors of Holdings, and no other corporate action on the part of Holdings is necessary for the execution, delivery and performance by Holdings of this Agreement and the consummation by Holdings of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Holdings and is a legal, valid and binding obligation of Holdings, enforceable against it in accordance with its terms, except to the extent that its enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(c)    Capitalization.

(i)     100 shares of Common Stock are issued and outstanding as of the date hereof and constitute the Shares. The authorized capital stock of the Company consists of 3,000 shares of Common Stock. No shares of Common Stock are held in treasury. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable.

(ii)     Except as disclosed in the SEC Filings filed prior to the date hereof, (such filings, excluding the “Risk Factors” sections therein, the “Prior SEC Filings”) or on Schedule 2.1(c)(ii), (A) there are no (x) outstanding options, warrants, or other rights, of any kind relating to the sale, purchase, redemption, issuance or voting of any shares of capital stock of any class (whether issued or unissued) or other equity or voting securities of the Company, or (y) securities convertible into, exchangeable for or evidencing the right to purchase from the Company any shares of capital stock of any class or other equity or voting securities of the Company, or (z) equity equivalents, stock appreciation rights, phantom stock or other rights similar to or derived from the economic benefits and rights accruing to holders of any equity interest in the Company, (B) there are no preemptive or similar rights with respect to the issuance, sale or other transfer (whether present, past or future) of the issued or unissued capital stock or other equity interests of the Company and (C) there are no agreements or other obligations (contingent or otherwise) which may require the Company to vote, dispose of, repurchase, redeem or otherwise acquire shares of, or other equity interests in, the Company’s capital stock or to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or other Person. Except as disclosed on Schedule 2.1(c)(ii), from June 30, 2005 to the date hereof, (a) (i) no dividends on or distributions in respect of the Company’s Common Stock have been declared or paid and (ii) there has been no repurchase of any shares of or options in respect of the Company’s capital stock and (b) (i) no dividends on or distributions in respect of any of the non-Wholly Owned Subsidiaries’ capital stock have been declared or paid and (ii) there has been no repurchase of any shares of or options in respect of the capital stock of any Subsidiary.

(iii)     Except as disclosed on Schedule 2.1(c)(iii), with respect to each Subsidiary, (A) there are no (x) outstanding options, warrants, or other rights of any kind relating to the sale, purchase, redemption, issuance or voting of any shares of capital stock (whether issued or unissued) or other equity or voting security, in or of such Subsidiary which are binding on any Group Member, (y) securities convertible into, exchangeable for or evidencing the right to purchase from any Group Member any shares of capital stock of any class or other equity or voting securities of any such Subsidiary, (z) equity equivalents, stock appreciation rights, phantom stock, or other right similar to or derived from the economic benefits and rights accruing to holders of any equity interest in, any such Subsidiary, (B) there are no preemptive or similar rights with respect to the issuance, sale or other transfer (whether present, past or future) of the issued or unissued capital stock, or other equity interests, of such Subsidiary and (C) there are no agreements or other obligations (contingent or otherwise) which may require any Group Member to vote, dispose of, repurchase, redeem or otherwise acquire shares of, or other equity interest in, such Subsidiary’s capital stock or to make any investment (in the form of a loan, capital contribution or otherwise) in such Subsidiary or other Person, in each case other than options, warrants and other rights running in favor of the Company and Subsidiaries in which the Company directly or indirectly owns at least a 99.0% equity interest (each such Subsidiary, a “Wholly Owned Subsidiary”).

(d)    Subsidiaries. Except as disclosed on Schedule 2.1(d), (i) there are no entities in which the Company directly or indirectly owns or controls more than 50% of the voting power, other than the Subsidiaries, (ii) there are no entities in which the Company directly or indirectly owns an equity interest, other than the Subsidiaries and (iii) all capital stock and equity interests in each Subsidiary are owned beneficially and of record by the Company and/or

Wholly Owned Subsidiaries, free and clear of any Encumbrance other than restrictions imposed on U.S. Subsidiaries by applicable securities Laws and restrictions on transfer imposed on non-U.S. Subsidiaries by applicable Laws.

(e)    Ownership of the Shares. Holdings is the record and beneficial owner and holder of the Shares. The Shares are held free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws. Upon the transfer of the Shares to Buyer on the Closing Date in accordance with this Agreement, Buyer will receive good and valid title to the Shares, free and clear of all Encumbrances other than restrictions imposed by applicable securities Laws.

(f)    No Conflict. Except as set forth on Schedule 2.1(f), as specifically contemplated in this Agreement or, in the case of clauses (i), (ii) and (iv) of this Section 2.1(f) only, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or be expected to prevent, materially delay or materially impede the ability of Holdings to consummate the transactions contemplated by this Agreement, the execution, delivery and performance of this Agreement by Holdings and consummation by Holdings of the transactions contemplated hereby:

(i)     will not violate any provision of any Law or order, writ, injunction, judgment or decree (“Orders”) of the European Union, any federal, state, municipal, foreign or other governmental department, commission, board, bureau, agency, court or instrumentality, whether domestic or foreign (“Governmental Authority”) applicable to Holdings or any Group Member;

(ii)     will not require any license, consent, clearance, authorization, permit, qualification, waiver, order or approval of, or filing with or notice to, any Governmental Authority (each, a “Consent”) under any provision of Law applicable to Holdings or any Group Member, except for (A) the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (B) any filing with the European Commission of a merger notification in accordance with Council Regulation (EC) 139/2004, the E.C. Merger Regulation (the “ECMR”), (C) the applicable requirements of any competent antitrust or competition Governmental Authority of any member state of the European Union, (D) the applicable requirements of the Canadian Bureau of Competition (the “CBC”), (E) the applicable requirements of any competent Australian antitrust or competition Governmental Authority (the “Australian Authority”), (F) the applicable requirements of antitrust, competition or other similar Laws, rules, regulations and judicial doctrines of jurisdictions, other than the United States and the European Union, or of investment Laws relating to foreign ownership (the Laws and requirements described in clauses (B) through (F), collectively, the “Foreign Antitrust Laws”), (G) the applicable requirements of insurance law and regulatory authorities in (x) Bermuda (the “Bermuda Insurance Laws”) in connection with an indirect transfer of control of HIRE (Bermuda) Limited, an insurance company domiciled in Bermuda (“HIRE (Bermuda)”), (y) Ireland (the “Irish Insurance Laws”) in connection with an indirect transfer of control of Probus Insurance Company Europe Limited, an insurance company domiciled in Ireland (“Probus”) and (z) any U.S. state or other foreign jurisdiction (the “State and Foreign Insurance Laws”, and together with Bermuda Insurance Laws, and Irish Insurance Laws, the “Applicable Insurance Laws”) in connection with an indirect transfer of control of any Group Member that is licensed as an insurance company or as an insurance agent, insurance broker, third-party administrator or claims adjustor, (H) the applicable requirements of the Department of Finance of Ireland in respect of the tax operating certificates of each of Probus and Hertz International Re Limited (“HIRE”), a reinsurance company domiciled in Ireland (the “Irish Finance Requirements”), (I) the filing with the Connecticut Department of Environmental Protection (“Connecticut DEP”), and (J) any other Consent which is applicable solely as a result of the specific regulatory status of Buyer or its Affiliates or which Buyer or its Affiliates are otherwise required to obtain;

(iii)     will not violate any provision of the limited liability company operating agreement of Holdings or the Certificate of Incorporation or By-Laws of the Company; and

(iv)     will not require any consent, approval or notice under, and will not conflict with, or result in the breach or termination of, or constitute a default (or an event which, with notice or lapse of time or both, would become a breach or default or give to others a right of termination) under, result in the acceleration of the performance or the loss of any benefit by any Group Member under, or result in the creation of an Encumbrance on any property or asset of any Group Member pursuant to, any indenture, mortgage, deed of trust, lease, license, franchise, contract (written or oral), agreement, permit or other binding commitment, instrument or obligation to which any Group Member is a party or by which any of the assets of the Group are bound or affected.

(g)    SEC Filings; Financial Statements. Except as set forth on Schedule 2.1(g):

(i)     the Company has timely filed all forms, reports, schedules, declarations, statements, applications and other documents required to be filed with the United States Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2003. For purposes of this Agreement, all forms, reports, schedules, declarations, statements, applications and other documents filed with the SEC since December 31, 2004 under the Exchange Act or the Securities Act of 1933, as amended (the “Securities Act”), are collectively referred to as the “SEC Filings”. Each SEC Filing, when filed, complied in all material respects with the applicable requirements of the Exchange Act, as the case may be, and other applicable federal securities Laws as in effect on the date so filed, and none of the SEC Filings (including any financial statements or schedules included or incorporated by reference therein), when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(ii)     each of the audited and unaudited financial statements (including any related notes) included in the SEC Filings (the “Financial Statements”), when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with generally accepted accounting principles (“GAAP”) (except, in the case of unaudited quarterly statements, as permitted by Form 10-Q and Regulation S-X) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, when filed, fairly presented in all material respects the consolidated financial position of the Group at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount);

(iii)     Other than the Holdings Note, as of the date hereof, no Group Member owes any Indebtedness to Ford or any of its Affiliates (other than the Group);

(iv)     Since the enactment of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Company has been and is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder;

(v)     The Company has designed disclosure controls and procedures to ensure that material information relating to the Company, including its subsidiaries, is made known to the chief executive officer and the chief financial officer of the Company by others within those entities;

(vi)     The Company has disclosed, based on its most recent evaluation prior to the date hereof, to the Company’s auditors and the audit committee of the Company’s board of directors (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud or allegation of fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting. As of the date hereof, to the Knowledge of Holdings, the Company has not received any complaints since December 31, 2004 regarding accounting, internal accounting controls or auditing matters, including any such complaint regarding questionable accounting or auditing matters; and

(vii)     As of the date hereof, to the Knowledge of Holdings, the Company has not identified any material weaknesses in the design or operation of internal controls over financial reporting. To the Knowledge of Holdings, there is no reason to believe that its auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, when first due.

(h)    Absence of Certain Changes. Except as disclosed on Schedule 2.1(h)(i) hereto, since June 30, 2005 there has not been any Material Adverse Effect and there has not been any fact, event, change or circumstance that would be reasonably likely to have a Material Adverse Effect. Except as a result of the execution and delivery of this Agreement, as expressly contemplated hereby or as disclosed in Prior SEC Filings or on Schedule 2.1(h)(ii), from June 30, 2005 to the date of this Agreement, (i) the business of the Group has been conducted in all material respects in the ordinary course consistent with past practice and (ii) except for transactions that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, no Group Member has taken any action or omitted to take any action that would, after the date hereof, be prohibited by clause (iv), (v), (vi), (x), (xii), (xiii) and (xv) through (xix) of Section 3.2.

(i)    Absence of Undisclosed Liabilities. Except as disclosed in the Prior SEC Filings or on Schedule 2.1(i), no Group Member has any obligations or liabilities (whether accrued, absolute, contingent or otherwise) that are required to be set forth on a balance sheet prepared in accordance with GAAP, except (A) liabilities reflected on the unaudited condensed consolidated balance sheet of the Group as of June 30, 2005 or the notes thereto included in the Financial Statements, (B) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2005 that would not be prohibited by this Agreement, (C) liabilities which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, (D) obligations and liabilities otherwise expressly disclosed in this Agreement or the Schedules hereto and (E) obligations and liabilities incurred at the prior written request or with the prior written consent of Buyer.

(j)    Real and Personal Properties. Real and Personal Properties. (i)   Schedule 2.1(j)(i)-1 lists, and Buyer has been furnished true, correct and complete copies of, all instruments and agreements (A) granting to the Group ownership, leasehold and associated concession or operating rights with respect to the real property constituting each rental location of the Group from which net revenues in the year 2004 exceeded $50,000,000 and (B) granting to the Group ownership of the real property constituting the Hertz World Headquarters, Park Ridge, New Jersey, and the Hertz Financial, Administrative, Reservation and Data Centers in and about Oklahoma City, Oklahoma, and the leasehold rights in the real property constituting the Hertz Europe Service Center, Swords, Ireland, the Saraland, Alabama reservations center and the Hertz Europe Ltd. headquarters, Uxbridge, U.K. (all such interests in real property and associated concession and operating rights referred to in clauses (A) and (B), the “Material Real Property”). The Company or one of its Subsidiaries has good, valid and marketable title to each parcel of Material Real Property owned in fee, and a good and valid leasehold interest, or interest as a tenant at sufferance or concession and operating rights, in each parcel of Material Real Property leased or operated under such concession or operating right by the Group, except as would not, individually or in the aggregate, have a Material Adverse Effect. The interests of the Group in the Material Real Property are free and clear of all liens, claims, encumbrances, security interests or other charges or rights of other Persons (“Encumbrances”), except (A) as set forth on Schedule 2.1(j)(i)-2, (B) as disclosed in the Financial Statements, (C) for liens for taxes, assessments and other governmental charges not yet due and payable or, if due, not delinquent or being contested in good faith by appropriate proceedings, during which collection or enforcement against the Material Real Property is stayed, (D) mechanics’, workmen’s, repairmen’s, warehousemen’s, carriers’ or other like liens arising or incurred in the ordinary course of business consistent with past practices, (E) with respect to real property, (1) any conditions, including easements, licenses, covenants, rights-of-way and other similar restrictions that may be shown by survey or title report, (2) incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and, do not materially detract from the value of the property subject thereto or materially interfere with the ordinary course of business of the Company and (3) zoning, building and other similar restrictions, and (F) other Encumbrances which would not reasonably be expected to have a Material Adverse Effect (those Encumbrances described in clauses (A) through (E), “Permitted Encumbrances”). With respect to any portion of the Material Real Property that constitutes a leasehold interest or concession or operating right, Holdings has no Knowledge of the termination of, and no Group Member has received any written notice from the landlord or grantor of such rights terminating (by reason of a default or otherwise) any such leasehold interest, concession or operating right. With respect to all real property utilized by the Group in the conduct of its business, other than the Material Real Property, Group Members have good, valid and marketable title to, or a good and valid leasehold interest, license or concession rights in, such property, except as would not reasonably be expected to have a Material Adverse Effect.

(ii)     Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and except for personal property disposed of since June 30, 2005 in the ordinary course of business consistent with past practice, Group Members have good and valid title to, or a valid and enforceable leasehold interest in, all of the Group’s personal property (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally) (A) that is used or held for use in connection with the business of the Group and is reflected on or included in the unaudited condensed consolidated balance sheet of the Group as of June 30, 2005 included in the Financial Statements or (B) acquired by Group Members after June 30, 2005 and which would be reflected on or included in such a balance sheet prepared as of the date this representation is made, in each case free and clear of all Encumbrances other than Permitted Encumbrances.

(k)    Tax Matters.

(i)    Certain Defined Terms. For purposes of this Agreement, the following definitions shall apply:

(A)    The term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government (collectively, “Taxing Authority”), which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, value added taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, and other obligations of the same or of a similar nature to any of the foregoing, which any Group Member is required to pay, withhold, collect or for which it is otherwise liable.

(B)    The term “Returns” shall mean all reports, estimates, declarations of estimated Tax, information statements, forms and returns relating to, or required to be filed in connection with, any Taxes.

(ii)    Returns Filed and Taxes Paid. Except as set forth on Schedule 2.1(k)(ii) or as would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Group, taken as a whole, (A) all Returns required to be filed by or on behalf of Group Members insofar as they relate to any Group

Members have been duly filed on a timely basis and any such filed Returns are true, complete and correct, (B) all Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, (C) each Group Member has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party for all periods for which the statute of limitations has not expired, and (D) there are no liens on any of the assets of the Group with respect to Taxes, other than liens for Taxes not yet due and payable or for Taxes that Group Members are contesting in good faith through appropriate proceedings and for which appropriate reserves in accordance with GAAP have been established by the appropriate Group Member.

(iii)    Tax Deficiencies; Audits, Statutes of Limitations. Except as set forth on Schedule 2.1(k)(iii) or as would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Group, taken as a whole, (A) there is no audit, examination, investigation or other proceeding by a governmental or Taxing Authority in process or pending or, to the Knowledge of Holdings, threatened in writing with respect to any Returns of any Group Member, (B) no deficiencies exist or have been asserted, in writing, with respect to any Taxes of the Group Members and no Group Member has received written notice that it has not filed a Return or paid Taxes required to be filed or paid by it, (C) no Group Member is a party to any action or proceeding for assessment or collection of any Taxes, nor has such event been asserted, in writing, against any Group Member or any of its assets and (D) no Group Member has waived any statute of limitations in respect of a material amount of Taxes or agreed to any extension of time with respect to an assessment or deficiency for a material amount of Taxes (other than pursuant to extensions of time to file Returns obtained in the ordinary course and other than Tax Returns filed on a consolidated, combined or unitary basis with Ford or any of its affiliates).

(iv)    Affiliated Group. The domestic corporate Group Members are members of an “affiliated group” (the “Affiliated Group”) within the meaning of Section 1504(a) of the Code and Ford is the “common parent” of the Affiliated Group. Ford and all domestic corporate Group Members join in filing a consolidated U. S. federal Income Tax Return. For purposes of this Section 2.1(k) and Article VI, “domestic” has the meaning set forth in Section 7701(a)(4) of the Code. Except with respect to the Affiliated Group or as set forth on Schedule 2.1(k)(iv) or as would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Group, taken as a whole, none of the Group Members has been included in any “consolidated,”“unitary” or “combined” Return provided for under any Law with respect to Taxes for which any Member may be liable for any taxable period for which the statute of limitations has not expired.

(v)    Tax Sharing. Except as set forth on Schedule 2.1(k)(v) or as would not reasonably be expected to have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Group, taken as a whole, there are no tax sharing, allocation, indemnification or similar agreements in effect between any of the Group Members and any other Person (other than solely with other Group Members), except for (i) customary agreements to indemnify lenders or security holders in respect of Taxes, and (ii) customary tax sharing obligations under commercial lease agreements.

(vi)    Classifications. Each of Hertz Fleet Funding LLC, Hertz General Interest LLC, Hertz Vehicle Financing LLC and Hertz Vehicles LLC is classified as a disregarded entity for U.S. federal income tax purposes.

(l)    Compliance with Laws; Permits and Filings. Except as disclosed in the Prior SEC Filings or on Schedule 2.1(l), (A) no Group Member has received any written notice from any Governmental Authority, and Holdings does not have Knowledge, (x) that any Group Member is not in compliance with any of the Laws applicable to the Group Members, their respective businesses or by which any property or asset of any Group Member is bound, or (y) that revokes or threatens to revoke any permits, licenses, certificates, easements, approvals, concessions, leases or other authorizations or consents of a Governmental Authority necessary to own, lease and operate its properties, and to conduct their respective businesses as presently conducted (“Permits”), (B) each Group Member (x) is, and has been since December 31, 2003, in compliance with any Law applicable to such Group Member, its business or by which any property or asset of such Group Member is bound, and (y) is in possession of any and all Permits, except in the case of (A) or (B) above, where such failure to be in compliance or such failure to be in possession of such Permit would not reasonably be expected to have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not result in any revocation, cancellation or suspension of any such Permit, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Notwithstanding anything herein to the contrary, Holdings makes no representation or warranty in this Section 2.1(l) with respect to Tax matters, environmental matters, employee benefit matters or labor and employment matters.

(m)    Legal Proceedings. There are no actions, suits or proceedings pending or, to the Knowledge of Holdings, threatened against the Group, except for proceedings (i) disclosed in the Prior SEC Filings, (ii) disclosed on Schedule 2.1(m), (iii) seeking damages (including punitive damages) or other remedies for death, bodily injury or property damage allegedly arising from the operation of vehicles and construction and industrial equipment in which Group Members have interests and (iv) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(n)    Environmental Matters.

(i)     Except as disclosed in the Prior SEC Filings or on Schedule 2.1(n) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(A)    Each Group Member is and has been in compliance with all applicable Environmental Laws;

(B)    Each Group Member possesses the Permits required under applicable Environmental Laws for it to operate as it currently operates;

(C)    no Group Member has received any written notice or claim against it alleging a violation of any Environmental Laws, other than such notices or claims that have been resolved;

(D)    no Group Member has received any written notice or claim alleging that it is or may be liable to any Person under any applicable Environmental Law as a result of a release or threatened release of any Hazardous Substance at any location, other than such notices or claims that have been resolved; and

(E)    no Group Member is a party to any pending judicial or administrative proceedings or, to the Knowledge of Holdings, the subject of any investigations by any Governmental Authority, pursuant to any Environmental Laws.

(ii)     For purposes of this Agreement, the following terms shall have the meanings assigned below:

(A)    “Environmental Laws” shall mean any and all laws (including common law), statutes, codes, regulations, ordinances, decrees or orders of the United States, any other nation, and any state, local, or municipal authority thereof, regulating or imposing liability or standards of conduct concerning pollution or protection of human health as it relates to exposure to Hazardous Substances or the environment, including surface water, groundwater, ambient air, surface or subsurface soil, or wildlife habitat.

(B)    “Hazardous Substances” shall mean any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, hazardous wastes, toxic or hazardous substances, asbestos, pollutants, or contaminants defined as such in or regulated under any applicable Environmental Law.

(iii)     Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 2.1(n) and Section 2.1(i) shall be deemed the only representations and warranties in this Agreement with respect to matters relating to Environmental Laws or to Hazardous Substances.

(o)    Employee Benefit Plans.

(i)     All material “employee benefit plans” (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), but excluding any plan that is a “multiemployer plan” as defined in Section 3(37) of ERISA (“Multiemployer Plan”), deferred compensation, change in control or employment, vacation, fringe benefit, incentive, bonus, stock option, stock purchase, or restricted stock plans, programs, agreements or policies contributed to or maintained by any Group Member or with respect to which any Group Member has or is reasonably expected to have any liability for the benefit of any current or former employee, officer, consultant, independent contractor or director of any Group Member (such persons, collectively, “Group Employees”, and such plans, programs, agreements and policies, collectively, the “Benefit Plans”), other than those Benefit Plans disclosed in the SEC Filings filed prior to the date hereof or required by the Laws of the applicable jurisdictions to be so maintained, are set forth on Schedule 2.1(o)(i).

(ii)     With respect to each Benefit Plan, Holdings has made available to Buyer a true and complete copy thereof (or, if a plan is not written, a written summary of the material terms thereof) and, to the extent applicable, (v) any related trust or custodial agreement or other funding instrument, (w) the most recent determination letter, if any, received from the Internal Revenue Service (the “IRS”), (x) any current summary plan description or employee handbook, (y) for the most recently completed year (A) the Form 5500 and attached schedules or comparable foreign filing or report, (B) audited financial statements and (C) actuarial valuation reports and (z) copies of any material correspondence from the IRS, SEC, Pension Benefit Guaranty Corporation, Department of Labor or any comparable foreign Governmental Authority relating to the operation of such Benefit Plan.

(iii)     Each Benefit Plan has been established and administered and is in compliance with the terms of such Benefit Plan and all applicable Laws, except where the failure thereof would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(iv)     Each Benefit Plan that is intended to be qualified under section 401(a) of the Internal Revenue Code of 1986, as amended (the “Code”), has received a favorable determination letter regarding such qualification from the IRS and, to the Knowledge of Holdings, nothing has occurred that could reasonably be expected to adversely affect such qualification. The Hertz (UK) 1972 Pension Plan UK Plan has been registered and has been maintained in good standing with all applicable United Kingdom Governmental Authorities, and, to the Knowledge of Holdings, nothing has occurred that could reasonably be expected to adversely affect such status.

(v)     There are no pending or, to the Knowledge of Holdings, threatened claims or litigation with respect to any Benefit Plans, other than ordinary and usual claims for benefits by participants and beneficiaries or that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(vi)     Except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, (x) no Group Member has incurred any liability under Title IV of ERISA that has not been satisfied in full and (y) to the knowledge of the Holdings, no condition exists that is likely to cause any Group Member to incur any such liability (other than liability for premiums due the Pension Benefit Guaranty Corporation).

(vii)     Except as set forth on Schedule 2.1(o)(vii), no Benefit Plan exists that provides that the execution of this Agreement or the consummation of the transactions contemplated hereby will (either alone or upon occurrence of any additional or subsequent events) result in any payment, acceleration, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Group Employee under any Benefit Plan, or will result in the triggering or imposition of any restrictions or limitations on the right of any Group Member to amend or terminate any Benefit Plan.

(p)    Labor and Employment Matters. (i)   Except as disclosed in the Prior SEC Filings or on Schedule 2.1(p)(i), or as would not reasonably be expected to have a Material Adverse Effect, there is no strike, slowdown or work stoppage by, or lockout of, or other labor dispute involving any Group Employees pending or, to the Knowledge of Holdings, threatened as of the date hereof.

(ii)     Schedule 2.1(p)(ii) sets forth a true and complete list of each Multiemployer Plan in which any Group Member participates other than any entered after the date hereof in compliance with this Agreement.

(q)    Intellectual Property. (i)   Except as disclosed in the SEC Filings filed prior to the date hereof or on Schedule 2.1(q) or as would not reasonably be expected to have a Material Adverse Effect, (A) Group Members own (free and clear of all Encumbrances other than Permitted Encumbrances), or have obtained a license or other right to use, the Intellectual Property necessary to the conduct of the Group’s businesses as conducted on the date hereof, and (B) to the Knowledge of Holdings, (x) no actions or claims have been asserted in writing by any third party (1) challenging the validity or ownership of any such Intellectual Property or the Group’s right to use such Intellectual Property, or (2) claiming that any Group Member is infringing any Intellectual Property owned by third parties, in each case other than actions, proceedings and claims that have been finally adjudicated with no further right of appeal, (y) the Intellectual Property that is registered with Governmental Authorities in the name of any Group Member is valid and enforceable, and (z) no third party is infringing any Intellectual Property owned by any Group Member (it being understood that third parties may be making authorized uses of certain Intellectual Property). For purposes of this Agreement, “Intellectual Property” shall mean all U.S. and foreign patents, inventions, trademarks, service marks, trade names, corporate names, domain names, logos, trade dress, trade secrets, copyrights and copyrightable works, and all registrations or applications related thereto, and databases and computer software.

(ii)     Holdings has furnished to the Buyer copies of all material Intellectual Property license agreements pursuant to which (A) any third party grants any Group Member any rights in any Intellectual Property, or (B) any Group Member grants to any third party any rights in any Intellectual Property other than such license agreements the absence of possession of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(iii)     Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, to the Knowledge of Holdings, each Group Member is in compliance with all applicable contractual and legal requirements pertaining to information privacy and security, including without limitation any privacy policies concerning the collection and use of personally identifiable information.

(r)    Specified Contracts. (i)   Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, each Specified Contract is a legal, valid and binding obligation of a Group Member (and, to Holdings’ Knowledge, of the counterparty thereto) and is in full force and effect and enforceable against such Group Member (and, to Holdings’ Knowledge, against the counterparty thereto) in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally). No Group Member is and, to Holdings’ Knowledge, no counterparty is in breach or violation of, or default under, any Specified Contract, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Knowledge of Holdings, no event has occurred which would result in a breach or violation of, or a default under, any Specified Contract (in each case, with or without notice or lapse of time or both).

(ii)     For purposes of this Agreement, the term “Specified Contract” means any of the following contracts, agreements, commitments or understandings, written or oral, together with all exhibits and schedules thereto (“Contracts”), if applicable, to which any Group Member is a party, or by which any Group Member or any of their respective properties or assets are bound or affected, all of which, as of the date hereof, are listed on Schedule 2.1(r) to the extent not filed as an exhibit to a Prior SEC Filing:

(A)    any Contract filed (or that will be required to be filed) as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed or required to be disclosed by the Company in a Current Report on Form 8-K;

(B)    any limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any material partnership or joint venture (other than a Subsidiary) other than any such agreement or arrangement entered into by the Company at the request of any entity operating an airport at which the Company has rental facilities;

(C)    any credit agreement, indenture, note or other instrument (other than among consolidated Subsidiaries) evidencing Indebtedness having an outstanding principal amount in excess of $10,000,000;

(D)    any Contract that constitutes a leasehold interest or concession or operating right for any Material Real Property which is required to be listed on Schedule 2.1(j)(i)-1; and

(E)    any Contract relating to the acquisition of a business or the acquisition of any interest in real property for consideration in excess of $25,000,000 if such acquisition is still pending or was completed in 2005.

(iii)     (A) Each Group Member that is a party to any Contract for the repurchase of motor vehicles is, and to the Knowledge of Holdings, the counterparty to such Contract is, in compliance with the terms of such Contract, and (B) each such Contract is in full force and effect and enforceable against such Group Member (and, to Holdings’ Knowledge, against the counterparty thereto), in accordance with its terms (subject to the effects of bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally) except for any failures to be in compliance or to be enforceable as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(s)    Sufficiency of Assets; Relationship with Affiliates of Holdings. (i) Except as specifically disclosed in the “Certain Relationships and Related Transactions” sections of the Prior SEC Filings or Schedule 2.1(s), neither Holdings nor any Affiliate of Holdings, other than the Group, owns or makes available any of the assets, properties or rights that are necessary to conduct the business of the Group substantially as it is currently conducted. As of the date hereof, there are no material contracts, agreements or arrangements between Group Members, on the one hand, and Holdings or any Affiliate of Holdings (other than Group Members), on the other hand (all such contracts, agreements and arrangements, whether or not material, “Affiliate Agreements”) that are not disclosed on Schedule 2.1(s). As of the date hereof, all contracts, agreements or arrangements between Group Members, on the one hand, and Holdings or any Affiliate of Holdings (other than Group Members), on the other hand, not listed on Schedule 2.1(s), if any, were, in the judgment of the parties thereto, entered into on an arms-length basis.

(t)    Brokers, Finders, etc. Neither Holdings nor any Group Member has engaged, or is subject to any valid claim of, or is bound by any arrangement or agreement with, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be or is entitled to a fee or commission from any Group Member in connection with such transactions. Holdings will be responsible for any fees and commissions payable in connection with the transactions contemplated by this Agreement to its advisors.

(u)    Notification of Certain Matters. As of the Closing, Holdings shall not have failed to provide notice of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (b) any material failure of Holdings to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

(v)    Investigation. Except to the extent Holdings has otherwise advised Buyer in writing, Holdings has no Knowledge (to the actual Knowledge of those persons identified on part 2.1(v) of Schedule 7.12(b)) of any of the representations or warranties contained in Section 2.2 being untrue or incorrect as of the date hereof.

2.2    Representations and Warranties of Buyer. Buyer hereby represents and warrants to Holdings as follows:

(a)    Due Organization and Power. Buyer is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. Buyer (A) has all requisite corporate power and authority to own and lease its properties and assets and to carry on its business as it is now being conducted and (B) is in good standing and is duly qualified to transact business in each jurisdiction in which it is required to be so qualified, except, in the case of clause (A) or (B), where the failure to have such power and authority or to be in good standing would not reasonably be expected to prevent, materially delay or materially impede the ability of Buyer to consummate the transactions contemplated by this Agreement.

(b)    Authorization and Validity of Agreement. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby have been duly authorized in accordance with the laws and organizational documents of Buyer, and no other corporate action on the part of Buyer (or any member, partner, joint venturer, shareholder, board, director or officer of Buyer) is or will be necessary for the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby. This Agreement has been duly executed and delivered by Buyer and is a legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting creditors’ rights generally and by general equity principles.

(c)    No Conflict. Except in the case of clauses (i), (ii) and (iv) of this Section 2.2(c) only, for any consent, approval, filing or notice that would not reasonably be expected to prevent, materially delay or materially impede the ability of Buyer to consummate the transactions contemplated by this Agreement, the execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby:

(i)     will not violate any provision of Law or Order applicable to Buyer or any of its Affiliates;

(ii)     will not require any Consent or approval of, or filing or notice to, any Governmental Authority under any provision of Law applicable to Buyer, except for (A) the requirements of the HSR Act, (B) the applicable requirements of any other Foreign Antitrust Laws, (C) the applicable requirements of Applicable Insurance Laws, (D) applicable Irish Finance Requirements, (E) any requirements of the Connecticut DEP and (F) any Consent, which is applicable solely as a result of the specific regulatory status of Holdings or any Group Member or which Holdings or any Group Member is otherwise required to obtain;

(iii)     will not violate any provision of the certificate of incorporation or by-laws or other governing documents of Buyer; and

(iv)     will not require any consent or approval under, and will not conflict with, or result in the breach or termination of, or constitute a default under, or result in the acceleration of the performance by Buyer under, any indenture, mortgage, deed of trust, lease, license, franchise, contract, agreement or other instrument to which Buyer is a party or by which it or any of its assets is bound.

(d)    Brokers, Finders, etc. Buyer has not employed, and is not subject to, the valid claim of, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement who might be entitled to a fee or commission from Holdings or any Group Member in connection with such transactions.

(e)    Financing. Concurrently with the execution of this Agreement, Buyer has delivered correct and complete copies of (i) executed commitment letters, dated the date hereof (the “Equity Commitment Letters”), from Clayton, Dubilier & Rice Fund VII, L.P., Carlyle Partners IV, L.P., ML Global Private Equity Fund, L.P. (collectively, the “Equity Funds”) and Merrill Lynch Ventures L.P. 2001 to provide equity financing in an aggregate amount of $2.295 billion to fund a portion of the Purchase Price (the “Equity Financing”), and (ii) an executed commitment letter, dated the date hereof (the “Debt Commitment Letter”), from Lehman Brothers Inc., Lehman Commercial Paper Inc., Deutsche Bank Securities Inc., Deutsche Bank AG Cayman Islands Branch, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Merrill Lynch Capital Corporation, Goldman Sachs Credit Partners L.P., Goldman, Sachs & Co.,

JPMorgan Chase Bank, N.A., and J.P. Morgan Securities Inc. to provide Buyer or the applicable Group Member with (A) up to $2.1 billion in senior secured term loan financing (the “Senior Secured Term Loan Financing”), (B) up to $1.5 billion in asset-based senior secured financing (the “ABL Financing”), (C) up to $3.05 billion in interim financing (the “Bridge Financing”), (D) up to $5.937 billion in asset-backed securities financing (the “ABS Financing”) and (E) up to $2.4 billion in international bridge financing (the “International ABS Bridge Financing”, and together with the Senior Secured Term Loan Financing, the ABL Financing, the Bridge Financing, the ABS Financing and any high yield debt financing used to fund the acquisition in lieu of the Bridge Financing (the “High Yield Financing”), being collectively referred to as the “Debt Financing”, and the Debt Financing together with the Equity Financing being collectively referred to as the “Financing”). Subject to its terms and conditions, the Financing, when funded in accordance with the Equity Commitment Letters and the Debt Commitment Letter, will, together with cash on hand held by the Company or another Group Member, provide financing sufficient to pay the Purchase Price, all other amounts called for to be paid or repaid under Sections 1.1, 3.6, 3.9 and 3.10 (whether payable on or after the Closing) and all of Buyer’s fees and expenses associated with the transactions contemplated in this Agreement. As of the date hereof, each of the Equity Commitment Letters in the form so delivered is, and to the Knowledge of Buyer, the Debt Commitment Letter in the form so delivered is, valid and in full force and effect and no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of Buyer under any term or condition of the Equity Commitment Letters or the Debt Commitment Letter.  Except as set forth, described or provided for in the Equity Commitment Letters and the Debt Commitment Letter, (x) there are (I) no conditions precedent to the respective obligations of the Equity Funds and Merrill Lynch Ventures L.P. 2001 to fund the Equity Financing, or (II) material conditions precedent to the respective obligations of the Committing Lenders (as defined in the Debt Commitment Letter) to fund the Debt Financing, and (y) there are no express contractual contingencies under any agreement relating to the transactions contemplated by this Agreement to which the Buyer or any of its Affiliates is a party that would permit any of the Equity Funds, Merrill Lynch Ventures L.P. 2001 and the Committing Lenders to reduce the total amount of the Financing (other than, in the case of the Debt Financing, to provide for “OID” that the applicable borrower is permitted to finance with revolving borrowings) or impose any additional condition precedent to the availability of the Equity Financing or any additional material condition precedent to the availability of the Debt Financing. As of the date hereof, Buyer has no reason to believe that any of the conditions to the Financing will not be satisfied on a timely basis. Buyer has fully paid any and all commitment fees or other fees required by the Debt Commitment Letter to be paid as of the date hereof. If the Debt Financing (or alternative debt financing as contemplated by Section 3.9) is obtained, or if the conditions to the funding thereunder are satisfied (other than the availability of funding under the Equity Commitment Letters and provided that the lenders do not default in their obligations to provide such financing), Buyer shall have at the Closing proceeds in connection with the Financing in an amount sufficient to pay the Purchase Price, all amounts called for to be repaid under Sections 1.1, 3.6, 3.9 and 3.10 and all of Buyer’s fees and expenses associated with the transactions contemplated in this Agreement.

(f)    Guarantee. Concurrently with the execution of this Agreement, Buyer has delivered to Holdings guarantees, dated the date hereof, of each of the Equity Funds with respect to certain matters on the terms specified therein (the “Guarantees”).

(g)    Unregistered Equity. Buyer acknowledges that it has been advised by Holdings that the Shares have not been and will not be registered under the Securities Act. Buyer is an “accredited investor” as that term is defined in Regulation D under the Securities Act. The Shares will be acquired by Buyer for its own account for investment and without a view to resale.

(h)    Investigation. Except to the extent Buyer has otherwise advised Holdings in writing, Buyer has no Knowledge of any of the representations or warranties contained in Section 2.1 being untrue or incorrect as of the date hereof.

(i)    Notification of Certain Matters. As of the Closing, Buyer shall not have failed to provide notice of the occurrence, or failure to occur, of any event which occurrence or failure to occur would cause (a) any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect, or (b) any material failure of Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

2.3    Representations and Warranties of the Parties

. Each party hereto represents and warrants to the other that it is the explicit intent of each party hereto that, except for the express representations and warranties contained in this Article II, Holdings is making no representation or warranty whatsoever, whether express or implied, including, but not limited to, any implied warranty or representation as to condition, merchantability or suitability as to any of the properties or assets of any Group Member and that Buyer takes the Group “as is” and “where is.” It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations provided or addressed to Buyer, are not and shall not be deemed to be or to include representations or warranties of Holdings or any of its Affiliates.

2.4    Survival of Representations and Warranties

. Except for the first sentence of each of Sections 2.1(b), 2.1(c)(i), 2.1(e) and of 2.2(b) and the second sentence of Section 2.1(c)(i), the respective representations and warranties made by Holdings and Buyer contained in this Article II shall expire and be terminated and extinguished at the Closing and shall not survive the Closing, and no party shall have any liability or obligation in connection with any such representation or warranty following the Closing.

2.5    Schedules

. Disclosure of any fact or item in any Schedule hereto referenced by a particular paragraph or section in this Agreement shall, should the existence of the fact or item or its contents be relevant to any other paragraph or section that is qualified by reference to a Schedule, be deemed to be disclosed with respect to that other paragraph or section only to the extent that such relevance is reasonably apparent from the face of the Schedule; provided, however, that no fact or item in any Schedule hereto shall be deemed to be disclosed for purposes of Schedule 2.1(h)(i) unless such fact or item is set forth on Schedule 2.1(h)(i). Disclosure of any fact or item in any Schedule hereto shall not necessarily mean that such item or fact individually is material to the business or financial condition of any of the Company or the Subsidiaries individually or of the Company and the Subsidiaries taken as a whole.

ARTICLE III

COVENANTS

3.1    Access; Information and Records; Confidentiality. (a)  During the period commencing on the date hereof through the Closing Date, Holdings shall, and shall cause the Group to, upon request and reasonable notice (i) afford to Buyer, its counsel, accountants and other authorized representatives reasonable access (which access shall be exercised to the extent practicable during normal business hours) to the offices, properties, senior management, books and records of the Group Members and to the books and records of Holdings relating to the Group in order that Buyer may have the opportunity to make such reasonable investigations as it shall desire to make of the affairs of the Group and (ii) instruct the employees, counsel, accountants and financial advisors of the Group Members to cooperate with Buyer in its investigation of the Group. Holdings shall, and shall cause the Group Members, to cause their officers, employees, accountants and other agents to furnish to Buyer such additional financial and operating data and information in their possession with respect to the Group as Buyer may from time to time reasonably request. The Group Member shall not be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of the Group Member or contravene any Law or binding agreement entered into prior to the date of this Agreement (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization).

(b)    Prior to the Closing Date and (if the Closing does not occur) after any termination of this Agreement, Buyer shall hold, and shall cause their respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates to hold, any information in confidence to the extent required by, and in accordance with, the provisions of the letters, dated July 1, 2005, July 5, 2005 and July 6, 2005, between Clayton, Dubilier & Rice, Inc., Carlyle Investment Management, L.L.C. and Merrill Lynch Global Partners, Inc., respectively, and the Company and Ford (collectively, the “Confidentiality Agreement”); provided, that unless this Agreement is terminated (i) any requirement under the Confidentiality Agreement to obtain consent for the disclosure of Information (as defined in the Confidentiality Agreement) to prospective debt financing sources and prospective equity co-investors and (ii) Sections 2 and 7(a) of the Confidentiality Agreement, shall cease to have further force and effect from and after the date hereof. Sections 6 and 7(b) (with respect to employees of the Company) of the Confidentiality Agreement shall cease to have further force and effect upon Closing.

(c)    Prior to the Closing Date and (if the Closing does not occur) after any termination of this Agreement, with respect to any information obtained pursuant to this Section or the Confidentiality Agreement, Buyer shall not, and shall cause its respective directors, officers, employees, accountants, counsel, financial advisors and other representatives and Affiliates not to, take any action that would cause any Group Member to violate its Privacy Policy for Rental Customers or Privacy Policy for Car Sales Customers, as such policies are in effect on the date hereof.

(d)    From the date hereof and until the second anniversary of the Closing Date, Holdings will hold, and will cause Ford and its Affiliates to hold, and will use their reasonable best efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other requirements of Law, all confidential documents and information concerning the Group Members, except to the extent that such information can be shown to have been (i) in the public domain through no fault of Holdings or its Affiliates (other than the Group Members) or (ii) later lawfully acquired by such Person from sources other than those related to Holdings’ ownership of Shares or the operation of the business of the Group. The obligation of Holdings to hold or cause to be held any such information in confidence shall be satisfied if they exercise the same care with respect to such information as they would take to preserve the confidentiality of their own similar information.

(e)    From and after the Closing Date, (i) Holdings will afford promptly to Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or reasonably useful for Buyer in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Group and (ii) Buyer will cause the Company to afford promptly to Holdings and its agents reasonable access to the Company’s books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent necessary or reasonably useful for Holdings in connection with any audit, investigation, dispute or litigation or any other reasonable business purpose relating to the Group; provided, that any such access by Buyer or Holdings shall not unreasonably interfere with the conduct of the business of Holdings or the Company, as the case may be and; provided, further, that this provision shall not be available to and shall not expand the scope of discovery in the case of a legal proceeding between the parties (but only to the extent of the matters that are the subject of such proceeding). The party afforded access shall bear all of the out-of-pocket costs and expenses (including attorneys’ fees, but excluding reimbursement for general overhead, salaries and employee benefits) reasonably incurred in connection with the foregoing. No party shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or contravene any Law or binding agreement entered into prior to the date of this Agreement (it being agreed that the parties shall use their reasonable best efforts to cause such information to be provided in a manner that does not cause such violation or jeopardization).

3.2    Conduct of the Business of the Company Prior to the Closing Date

. Holdings and, solely for purposes of clauses (xxiv) and (xxv) below, Ford agree that, except (x) as expressly contemplated by this Agreement, including, without limitation, Section 6.2  and those actions contemplated on Schedule 2.1(h)(ii) or Schedule 3.2, or (y) otherwise requested or consented to in writing by Buyer, which consent shall not be unreasonably withheld or delayed, during the period commencing on the date hereof and through the time of the Closing:

(i)     Holdings shall not transfer the Shares to any Person or create or suffer to exist any Encumbrance upon the Shares other than, in each case, restrictions on their transfer under applicable securities Laws;

(ii)     the businesses of the Group shall be conducted only in the ordinary course of business and in a manner consistent with past practice;

(iii)     the Company shall not amend its Certificate of Incorporation or By-Laws or take, agree to take or authorize, any action to wind up its affairs or dissolve or change the corporate or other organizational form of any Group Member;

(iv)     except to the extent required under any Benefit Plan, collective bargaining agreement, labor agreement or works council agreement, or as required by applicable Law or any Governmental Authority, no Group Member shall (A) adopt any Benefit Plan (other than with respect to any cash incentive plan adopted in the ordinary course of business for 2006), (B) amend any Benefit Plan in any material respect or exercise any discretion to accelerate the vesting or payment of any compensation or benefit under any Benefit Plan, (C) increase or decrease the compensation or fringe benefits of any Group Employee, except for routine increases in accordance with past practice or any such increases made in connection with the promotion of any Group Employee in a manner consistent with past practice, (D) grant any severance or termination pay not provided for under any Benefit Plan except for payments made in connection with any settlement with terminating Group Employees below the level of senior vice presidents in a manner consistent with past practice in exchange for a release of all claims against the Group Members, (E) enter into any employment or consulting agreement or arrangement that provides for annual cash compensation in excess of $400,000, or any amendment thereof, (F) enter into any change in control or severance agreement or arrangement with any Group Employee at the level of senior vice president or above or (G) hire or terminate any executive officer other than a termination for cause;

(v)     except to the extent required under any Benefit Plan, collective bargaining agreement, labor agreement or works council agreement, or as required by Law, applicable accounting standards, or any Governmental Authority, no Group Member shall (A) materially change any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or materially change the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined, (B) commit to or agree with any Governmental Authority to abide by any funding arrangement or contribution schedule that would purport to be binding on Buyer or its Affiliates following the Closing with respect to any Benefit Plan that is a pension plan or (C) make any contribution to any Benefit Plan other than in the ordinary course of business and in a manner consistent with past practice or as required by Law or any Governmental Authority;

(vi)     the Group Members shall use their commercially reasonable efforts to preserve intact their business organization, to keep available the services of their present officers and key employees (as determined by the Company, but subject to clause (iv) above), and to preserve the good will of those having business relationships with them;

(vii)     the Group shall not (A) make or commit to make any Acquisitions (other than (x) Acquisitions of the Group’s licensees or franchisees for consideration, in the aggregate, of less than $20,000,000 (including assumed Indebtedness) and (y) other Acquisitions for consideration in the aggregate of less than $5,000,000), (B) incur Fleet Expenditures that, in the aggregate (including assumed Indebtedness) and on a consolidated basis, (x) for the period from the date hereof until December 31, 2005, are in excess of 110% of the amount allocated to Fleet Expenditures in the CE for the period commencing on September 1, 2005, and ending on December 31, 2005, and (y) for the period from January 1, 2006 until Closing, are in excess of 132% of the amount of aggregate, consolidated Fleet Expenditures actually incurred by the Group for the period commencing on January 1, 2005, and ending on February 28, 2005, (C) incur Non-Fleet Expenditures (other than in connection with Acquisitions) that, in the aggregate and on a consolidated basis, (x) for the period from the date hereof until December 31, 2005, are in excess of the sum of the amount allocated to Non-Fleet Expenditures in the CE for the period commencing on September 1, 2005 and ending on December 31, 2005, and (y) for the period from January 1, 2006 until the Closing, are in excess of $55 million (provided that in addition to the amounts of Non-Fleet Expenditures permitted above, Holdings may incur an additional $20 million of Non-Fleet Expenditures during the period from the date hereof until the Closing), or (D) incur or commit to incur any Fleet Expenditures or Non-Fleet Expenditures (other than in connection with Acquisitions) other than in the ordinary course of business consistent with past practice; as used herein, “Acquisitions” shall mean acquisitions (by merger, consolidation, or acquisition of stock or assets or any other business combination) of any corporation, partnership, other business organization or any business or any division thereof, “CE” shall mean the consolidated August 2005 Current Estimate for the Group, as previously furnished to Buyer, “Fleet Expenditures” shall mean capital expenditures for the purchase of revenue-earning equipment (as such term is used in the Group’s consolidated financial statements), and “Non-Fleet Expenditures” shall mean capital expenditures other than Fleet Expenditures;

(viii)     except between Wholly Owned Subsidiaries or between a Wholly Owned Subsidiary and the Company in connection with cash management, financing of operations and movement of vehicles and equipment, in each case in the ordinary course of business consistent with past practice, no Group Member shall redeem or repurchase, directly or indirectly, any shares of the capital stock of any Group Member or declare or pay any dividends or distributions, with respect to any shares of its capital stock;

(ix)     no Group Member shall issue, sell, transfer or encumber any equity securities of any Group Member, securities convertible into equity securities of any Group Member or warrants, options or other rights to acquire any such securities;

(x)     no Group Member shall sell, assign, transfer, pledge or encumber, or grant any security interest (other than Permitted Encumbrances described in clauses (C) and (D) of the definition thereof) in, any of their tangible or intangible assets, in excess of $10,000,000 in the aggregate, except (A) in the ordinary course of business consistent with past practice, (B) as contemplated by the CE or (C) except in connection with the incurrence of Indebtedness or financings permitted by the terms of this Agreement;

(xi)     except between Wholly Owned Subsidiaries or between a Wholly Owned Subsidiary and the Company in connection with cash management, financing of operations and movement of vehicles and equipment, in each case in the ordinary course of business consistent with past practice, no Group Member shall (A) repurchase, repay or prepay any Indebtedness other than at maturity, other than Indebtedness owed to Affiliates of Holdings and Indebtedness outstanding under the Interim Credit Agreement that is repurchased, repaid or prepaid in connection with a Permitted Extension, (B) incur any Indebtedness other than under (i) the

Interim Credit Agreement (or any Permitted Extension), (ii) other lines of credit existing on the date hereof, and existing commercial paper programs and (iii) loans from Affiliates of Holdings; provided that the consolidated Indebtedness of the Group outstanding following any such incurrence of Indebtedness would not exceed (1) during the period from the date hereof until September 30, 2005, the sum of (x) amount of Indebtedness reflected in the balance sheet of the Group as of June 30, 2005 included in the Financial Statements and (y) $100 million, and (2) during the period from October 1, 2005 through the Closing Date, the amount of Indebtedness reflected in the balance sheet of the Group as of June 30, 2005 included in the Financial Statements, (C) no Group Member shall assume, endorse, or otherwise become responsible for the indebtedness for borrowed money of any Person other than another Group Member, or make any loan or advance to any Person, except for loans or advances to non-executive employees of the Group made in the ordinary course of business and consistent with past practice and (D) no Group Member shall assume, endorse or otherwise become responsible for the obligations (other than obligations constituting indebtedness for borrowed money) of any Person other than in the ordinary course of business and consistent with past practice; for purposes hereof, “Permitted Extension” shall mean an extension, an amendment or a replacement (whether effected through entry into new agreements and instruments or amendment of existing agreements and instruments, and whether with the same or different lenders) of the Interim Credit Agreement through a date not later than November 1, 2006, so long as (i) the aggregate availability thereunder does not exceed $3.0 billion, (ii) the terms thereof (other than the interest rates and other fees applicable thereunder) shall be substantially similar to those of the Interim Credit Agreement, (iii) the loans outstanding thereunder may be prepaid without premium or penalty, other than customary “breakage” fees associated with the prepayment of short-term loans on which interest accrues at rates based on the rates quoted in inter-bank markets and (iv) the facility is unsecured;

(xii)     the Company shall not make any change to its methods of accounting, as applied to its consolidated and consolidating financial statements, in effect at June 30, 2005, except (A) as required by changes in GAAP (or any interpretation thereof) or Regulation S-X of the Exchange Act, (B) as may be required by a change in applicable Law or required by a Governmental Authority or quasi-Governmental Authority (including the Financial Accounting Standards Board (“FASB”) or any similar organization), or (C) as disclosed in the Prior SEC Filings; or

(xiii)     there shall be no Tax election, change in any Tax election or change or adoption of any method of Tax accounting that could be reasonably expected to have a material adverse effect on the Group or Buyer;

(xiv)     Holdings shall use all reasonable efforts subject to the proviso below to maintain in full force and effect substantially the same level of insurance coverage for the Group’s respective businesses, operations, personnel and other risks as the insurance provided under the policies in force on the date hereof, including any coverage under policies of Ford and its Affiliates; provided, however, that nothing herein shall prohibit Ford or its Affiliates (other than members of the Group) from replacing, amending, cancelling or otherwise changing any insurance policies made available to members of the Group so long as the Company is not disproportionately and adversely affected relative to Ford’s other Affiliates;

(xv)     except as required by Law, continue to manage and conduct the business of Probus, HIRE and HIRE (Bermuda), in the ordinary course consistent with past practices;

(xvi)     no Group Member shall write up, write down or write off the book value of any material assets of the Group, other than (i) in the ordinary course of business and consistent with past practice or (ii) as may be required by GAAP or FASB;

(xvii)     no Group Member shall cancel without reasonable consideration any material debts owing to or held by Group Members, except for debts cancelled in the ordinary course of the Group’s business consistent with past practice in connection with routine customer service activities, collection of accounts receivable and settlement of claims against Group Members;

(xviii)     enter into any agreement that restricts the ability of any Group Member to engage or compete in any line of business in any respect material to the business of the Group, taken as a whole, other than in the ordinary course of business or that restricts the ability of any stockholder or Affiliate of such stockholder to engage in such competing line of business;

(xix)     no Group Member shall, other than in the ordinary course of business consistent with past practice, (x) enter into, amend, modify, grant a waiver in respect of, cancel or consent to the termination of any Specified Contract (or any Contract that would be a Specified Contract if in effect on the date of this Agreement) or (y) settle or compromise any material action, suit, claim, litigation, proceeding, arbitration, investigation, audit or controversy (each, a “Material Proceeding”) or enter into any consent, decree, injunction or similar restraint or form of equitable relief in settlement of any Material Proceeding;

(xx)     no Group Member shall enter into or adversely amend, modify or waive any rights under, in each case, in any material respect, any Contract (or series of related Contracts) with (A) Holdings or any Affiliate of Holdings (other than any Group Member), or (B) with any executive officer or director, or (other than on arm’s length terms in the ordinary course of business) any Person in which such executive officer or director, or any immediate family member of such executive officer or director, has over a 10% interest, other than the entry into or amendment, modification, or waiver of any such Contracts on an arms’ length basis which are not in the aggregate materially adverse to the business of the Group;

(xxi)     notwithstanding clause 3.2(y) above, the Company shall not (A) enter into or amend any collective bargaining agreement covering more than 100 full-time employees in North America or (B) settle or otherwise voluntarily resolve any material condemnation proceeding, in either case without first consulting with, and in good faith considering the recommendations of, Buyer;

(xxii)     no Group Member registered as an insurance company shall effect a merger, consolidation, redomestication, or any other transaction or series of transactions that has the effect of changing its jurisdiction of incorporation or organization;

(xxiii)     except as otherwise required by Law, no Group Member that is not primarily regulated as an insurance company shall transfer reserves held against its self-insured liabilities and the assets supporting such reserves to any entity that is so primarily regulated;

(xxiv)     Ford shall not cause any Group Member to engage in any transactions outside the ordinary course of business between the date hereof and through the Closing that would materially increase the Taxes for which Buyer is responsible under this Agreement or that could reasonably be expected to have a material adverse effect on the Taxes of any Group Member after the date hereof, other than transactions expressly contemplated or permitted by this Agreement or the Schedules hereto;

(xxv)     Ford shall not cause any Group Member to engage in any transaction between the date hereof and through the Closing that would result in any change to the entity classification of any Group Member for U.S federal Income Tax or foreign Tax purposes without the consent of Buyer;

(xxvi)     no Group Member shall engage in any transaction that would result in any change in the ownership or form of organization of any Group Member; and

(xxvii)     no Group Member shall announce an intention, enter into any formal or informal agreement or otherwise make a commitment, to do any of the foregoing.

3.3    Filings. (a)  Each party hereto shall (i) make the filings required of it or any of its Affiliates with the CBC and under the HSR Act, any Foreign Antitrust Laws and the Applicable Insurance Laws in connection with this Agreement and the transactions contemplated hereby as promptly as practicable following the date hereof, (ii) comply at the earliest practicable date and after consultation with the other party hereto with any request for additional information or documentary material received by it or any of its Affiliates from the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “Antitrust Division”), the European Commission, the CBC or any other Governmental Authority, (iii) cooperate with one another (which, for the avoidance of doubt will include in the case of Holdings, making reasonably available appropriate employees and representatives of the Group Members), in connection with any filing or submission with the CBC and under the HSR Act, any Foreign Antitrust Laws and the Applicable Insurance Laws and in connection with resolving any investigation or other inquiry concerning the transactions contemplated by this Agreement initiated by the FTC, the Antitrust Division, the European Commission, the CBC, any other Governmental Authority or any private party, (iv) take any other action reasonably necessary to obtain the approvals and consents required for the consummation of the transactions contemplated by this Agreement at the earliest possible date and (v) take all necessary actions within its control to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date.

(b)    For purposes of this Section 3.3, without limiting the foregoing, required actions by Buyer shall include acceptance by Buyer of any and all divestitures of any subsidiary or assets of Buyer or its Affiliates or the Group or acceptance of an agreement to hold any assets of Buyer or its Affiliates or the Group separate in any lawsuit or other legal proceeding, whether judicial or administrative and whether required by the FTC, the Antitrust Division, the European Commission, the CBC or any other applicable Governmental Authority in connection with the transactions contemplated by this Agreement or any other agreement contemplated hereby.

(c)    Each party hereto shall promptly inform the other parties of any material communication made to, or received by such party from, the FTC, the Antitrust Division, the European Commission, the CBC or any other Governmental Authority regarding any of the transactions contemplated hereby.

(d)    The filing fee under the HSR Act, the ECMR and, subject to Section 3.3(e) below, any fee or payment to a Governmental Authority under any other Foreign Antitrust Laws or the Applicable Insurance Laws and any fees paid in connection with obtaining an advance ruling certificate from the CBC shall be borne by Buyer.

(e)    Holdings agrees that, if any Governmental Authority, in connection with its review of the transactions contemplated by this Agreement, requests (and such request is not withdrawn within five days following such request) or requires that any amounts owing from Ford, Transcon Insurance Limited, or any other direct or indirect subsidiaries of Ford (other than Group Members) to Probus, HIRE or HIRE (Bermuda), as the case may be, be collateralized, Holdings will cause such amounts to be collateralized (in an amount not greater than the amount owing from any of the above entities) at Holdings’ option either by providing a letter of credit or surety bond (in a form acceptable to the Governmental Authority) or by providing any other form of collateral, in each case acceptable to such Governmental Authority. In any event, unless the regulator requires to the contrary, the amount of collateral will be reviewed as of December 31 of each year (beginning in 2006) and adjusted to reflect the actual amounts then owing.

3.4    Public Announcements

. Holdings and Buyer shall agree on the form of a joint press release with respect to the announcement of the transactions contemplated by this Agreement. Except as set forth above, unless otherwise required by Law, including the rules and regulations promulgated by the SEC, prior to the Closing Date, no news release or other public announcement pertaining to the transactions contemplated by this Agreement shall be made by or on behalf of any party or their respective Affiliates without the consent of the other party, which shall not be unreasonably withheld or delayed. Prior to any party or their Affiliates issuing a press release or other public announcement required by Law, Buyer and Holdings shall consult with each other and each of them shall have reasonable opportunity to comment on such press release.

3.5    Further Actions

. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement, including using its reasonable best efforts: (i) to obtain, in addition to the Consents discussed in Section 3.3 hereof, any Consents of any Governmental Authority and/or similar actions of or with respect to any third party as are necessary or advisable in connection with the consummation of the transactions contemplated hereby, (ii) to effect, in addition to the filings discussed in Section 3.3 hereof, all necessary or advisable registrations and filings, (iii) to defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby and (iv) to furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

3.6    Termination of Affiliate Relations. (a)  Except as contemplated by this Agreement (including, for the avoidance of doubt, the matters addressed in Section 6.2, which are addressed exclusively in such section, and Schedule 3.10(b)), on or prior to the Closing Date, (i) the Group Members shall repay Indebtedness under the Holdings Note and under any loan made by Holdings or its Affiliates to any Group Member after the date hereof in compliance with this Agreement (collectively, “Affiliate Indebtedness”) and (ii) all other liabilities (other than payables for goods sold and services rendered in the ordinary course under the Contracts set forth in Schedule 2.1(s) which shall be paid in the ordinary course of business) owed to Ford or any of its Affiliates (other than a Group Member) by any Group Member or owed to any Group Member by Ford or any of its Affiliates (other than a Group Member) shall in each case be settled and terminated without any payment in respect of such liability. On the Closing Date, Buyer shall provide the Company with amounts of cash equal to the amounts of cash needed for the Group to repay all of its outstanding Affiliate Indebtedness owed to Ford or Ford’s Affiliates (other than a Group Member).

(b)    All agreements between Group Members, on the one hand, and Ford and its Affiliates (other than the Group), on the other hand (the “Affiliate Agreements”) shall be terminated as of the Closing, and all obligations and liabilities thereunder (other than payables for goods sold and services rendered in the ordinary course under the Contracts set forth in Schedule 2.1(s) which shall be paid in the ordinary course of business) shall thereupon be discharged and released, except that the agreements listed on Schedule 3.6(b) (the “Surviving Agreements”) shall remain in full force and effect. This covenant is intended to be for the benefit of, and shall be enforceable by, Ford and its Affiliates as if such Persons were parties hereto.

(c)    The Company shall have the right, exercisable by notice to Holdings within 180 days following the Closing, to require Holdings to cause any Undisclosed Material Affiliate Agreement to be reinstated as of the date of such notice and to continue in effect until the earlier to occur of the fifth anniversary of the Closing or the expiration of the term of such Undisclosed Material Affiliate Agreement. Any such Undisclosed Material Affiliate Agreement that the Company properly elects to be reinstated shall be reinstated within 10 Business Days of such election by the Company. “Undisclosed Material Affiliate Agreement” shall mean any material Affiliate Agreement entered into prior to the Closing and not set forth on Schedule 2.1(s).

(d)    Notwithstanding anything to the contrary in this Agreement, on or prior to the Closing Date, Holdings shall cause the partnership (the “Partnership”) formed pursuant to the Investment Partnership Agreement of the Ford Investment Partnership, dated May 31, 1992, among the parties listed on Exhibit A thereto, as amended (the “Partnership Agreement”), to cause all amounts or securities or other assets payable, owing or distributable to all Group Members by the Partnership under the Partnership Agreement to be paid or distributed to such Group Member at or prior to the Closing Date, and upon such payment or distribution in full such Partnership Agreement shall be terminated without further liability or obligation of the parties thereto.

3.7    Indemnification of Directors and Officers. (a)  The certificate of incorporation and by-laws (or equivalent governing instruments) of each Group Member shall contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and by-laws of such Group Member as of the date hereof, which provisions shall not be amended, repealed or otherwise modified for a period of six years after the Closing Date in any manner that would adversely affect the rights thereunder of individuals who at or prior to the Closing Date were directors, officers, agents or employees of such Group Member or who were otherwise entitled to indemnification pursuant to the certificate of incorporation and by-laws (or equivalent governing instruments) of such Group Member. After the Closing Date, Buyer shall cause the Company to indemnify each individual who served as a director or officer of any Group Member (or any other direct or indirect subsidiary of the Company from time to time) at any time prior to the Closing Date from and against all actions, suits, proceedings, hearings, investigations and claims, including all court costs and reasonable attorney fees and expenses resulting from or arising out of, or caused by, this Agreement or any of the transactions contemplated hereby. This covenant is intended to be for the benefit of, and shall be enforceable by, each person who served as a director or officer of any Group Member prior to the Closing Date and their respective heirs and legal representatives and shall survive the consummation of the transactions contemplated by this Agreement.

(b)    For a period of six years following the Closing Date, to the extent Ford retains directors’ and officers’ liability insurance, Holdings shall cause Ford to arrange to provide coverage to the Group directors and officers as of the date hereof for alleged wrongful acts that occurred prior to the Closing Date on the same terms and conditions as applicable to other covered directors and officers (the “D&O Tail Coverage”); provided, that nothing herein shall require Ford or any of its Affiliates to maintain or preserve in effect any items of directors’ and officers’ liability insurance which it does not otherwise maintain or preserve in effect for directors and officers other than the directors and officers of the Group; and provided, further, that Holdings shall use its reasonable best efforts to give the Company no less than 60 days prior written notice before any lapse in or cancellation or termination of the D&O Tail Coverage and shall consult with the Company and keep the Company reasonably informed with respect to any of the foregoing. Buyer shall pay the Company’s allocable cost for such insurance (based on the amount paid by the Company with respect to coverage for the period from December 15, 2004 to December 15, 2005) and shall promptly reimburse Holdings or its designee for all other reasonable costs and expenses whatsoever incurred in providing the coverage described in this Section 3.7(b).

3.8    Director Resignations. At the Closing, Holdings shall cause to be delivered to Buyer duly signed resignations of those directors of the Group Members who are also officers of Ford and, in addition, any other directors of the Group Members designated by Buyer to Holdings in writing at least 10 Business Days prior to the Closing.

3.9    Financing. (a)  Buyer shall use its reasonable best efforts to arrange the Debt Financing on the terms and conditions described in the Debt Commitment Letter, including using reasonable best efforts to (i) negotiate definitive agreements with respect thereto on the terms and conditions contained therein or on other terms not materially less beneficial to Buyer and the Company, (ii) satisfy on a timely basis all conditions applicable to Buyer in such definitive agreements that are within its control and (iii) consummate the Financing contemplated by the Debt Commitment Letter at Closing. Buyer shall obtain the Financing contemplated by the Equity Commitment Letters upon satisfaction or waiver of (A) the conditions to the Closing set forth in Section 4.1 and 4.2 (other than those conditions that by their nature will not be satisfied until the Closing) and (B) the conditions to the funding of the Debt Financing or any alternative debt financing that is on terms not materially less beneficial to Buyer and the Company (other than those conditions that by their nature will not be satisfied until the Closing and conditions related to the funding of the Equity Financing and provided that the lenders do not default in their obligations to provide such financing). In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letters, Buyer shall use its reasonable best efforts to arrange to obtain alternative financing, including from alternative sources, on terms that are not materially less beneficial to Buyer and the Company as promptly as practicable following the occurrence of such event. In the event that (x) any portion of the Debt Financing structured as High Yield Financing has not been consummated, (y) all closing conditions contained in Article IV shall have been satisfied or waived (other than those conditions contained in Sections 4.2(c) and 4.3(c) and any other conditions that by their nature will not be satisfied until the Closing) and (z) the Bridge Financing (or alternative bridge financing obtained in accordance with this Section 3.9(a)) is available on the terms and conditions described in the Debt Commitment Letter (or any replacement commitment letter), then Buyer shall borrow under and use the proceeds of the Bridge Financing (or such alternative bridge financing) to replace such affected portion of the High Yield Financing no later than the last day of the Marketing Period. For purposes of this Agreement, the “Marketing Period” shall mean (x) if the conditions set forth in Section 4.1 (other than the approval under the Irish Insurance Laws and the Bermuda Insurance Laws so long as Buyer reasonably believes such approvals will be obtained prior to December 22, 2005) and 4.2(e)(i) are satisfied or waived on or prior to November 27, 2005, the period from the date such conditions are satisfied or waived until and including December 22, 2005 or (y) if the conditions set forth in Section 4.1 (other than the approval under the Irish Insurance Laws and the Bermuda Insurance Laws) and 4.2(e)(i) are satisfied or waived on or after November 28, 2005, the 20 consecutive Business Day period commencing on the later of January 2, 2006 and the date such conditions are satisfied or waived (it being agreed that Buyer shall have the right in its sole discretion to delay the commencement date described in this clause (y) until the later of the date on which (i) approval under Irish Insurance Laws is received and (ii) approval under the Bermuda Insurance Laws is received, but such right to delay shall expire on January 18, 2006); provided that, in the case of clauses (x) and (y), the Company shall have timely filed, without extension, a Quarterly Report on Form 10-Q for the quarter ended September 30, 2005 that complies with Section 2.1(g)(i); and provided further that, the conditions set forth in (x) and (y) shall not be deemed satisfied and the “Marketing Period” shall not be deemed to have commenced if, prior to the completion of the Marketing Period, PricewaterhouseCoopers shall have withdrawn its audit opinion on the Company’s audited financial statements as of and for the period ended December 31, 2004 or withdrawn as the Company’s independent auditors in either case as a result of PricewaterhouseCooper’s failure to be independent with respect to the Company or Ford (if and to the extent relevant to the financial statements of the Company) under Rule 2-01 of Regulation S-X. Buyer shall give the Company prompt notice upon becoming aware of any material breach by any party of the Debt Commitment Letter or any termination of the Debt Commitment Letter. Buyer shall keep the Company informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Financing and shall not permit any material amendment or modification to be made to, or any waiver of any material provision or remedy under, the Debt Commitment Letter without the prior written consent of Holdings

(such consent not to be unreasonably withheld or delayed). Buyer shall provide notice to Holdings promptly upon receiving the Debt Financing. Buyer shall not permit any amendment or modification to be made to, or any waiver of any material provision or remedy under, the Equity Commitment Letters without the prior written consent of Holdings.

(b)    Holdings shall provide, and shall cause the Group to provide, and shall use reasonable best efforts to cause the Group’s independent auditors, counsel and other representatives to provide, all reasonable and timely cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Buyer (provided, that Holdings shall not be required to provide, or cause any Group Member to provide, cooperation under this Section 3.9(b) that (A) unreasonably interferes with the ongoing business of the Group or Holdings, (B) causes any representation or warranty in this Agreement to be breached, (C) causes any closing condition set forth in Article IV to fail to be satisfied or otherwise causes the breach of this Agreement or any material agreement to which Holdings is a party or the breach prior to Closing of any other material agreement to which a Group Member is a party (provided, the effect of any such breach shall be excluded when determining if the condition set forth in Section 4.2(a) is satisfied) or (D) involves any binding commitment by any Group Member or Holdings which commitment is not conditioned on the Closing and does not terminate without liability to Holdings or the Group upon the termination of this Agreement), including but not limited to (i) arranging for senior management of the Company and, if requested by Buyer, any other Group Member (x) to meet at reasonable times and on a reasonable number of occasions with rating agencies, prospective lenders and investors in presentations, meetings, road shows and due diligence sessions, (y) to provide reasonable and customary management and legal representations to auditors and (z) to provide reasonable and timely assistance with the preparation of business projections and similar materials, (ii) otherwise reasonably cooperating with the marketing efforts of Buyer and its financing sources for any of the Debt Financing, (iii) upon request, furnishing Buyer and its financing sources with timely financial and other pertinent information regarding the Company as shall exist (or if not existing, using reasonable best efforts to prepare such financial or other pertinent information) that it reasonably believes to be accurate in all material respects and as may be reasonably requested by Buyer, including the financial statements and financial data and related material (including appropriate management’s discussion and analysis) consistent with the requirements of the Securities Act and the rules and regulations promulgated thereunder for a registered offering of debt securities or, in the case of an offering pursuant to Rule 144A, as customarily applied to an offering under Rule 144A for a private offering of debt securities, as the case may be, (and including, with respect to any audited financial statements, the report of the Company’s auditors thereon) (the “Required Financial Information”), (iv)  satisfying the conditions set forth in paragraphs (k) and (i) of Exhibit F to the Debt Commitment Letter and clause (y) of the last sentence of numbered paragraph 9 in the Debt Commitment Letter (to the extent satisfaction of such conditions requires actions by or cooperation of Holdings or any of the Group and subject to the proviso to clause (v) of this Section 3.9(b)), subject to such provisions of the Debt Commitment Letter being in the form provided to Holdings prior to the signing of this Agreement, (v) assisting Buyer and its financing sources (including by participating in drafting sessions) in the timely preparation (provided that, for the avoidance of doubt, Buyer shall be responsible for the preparation and finalization of all Offering Documents) of (A) offering, information or syndication documents for any of the Financing or any alternative to all or any portion thereof (“Offering Documents”), including but not limited to (x) a prospectus or an offering memorandum, prepared in accordance with customary practices for any registered offering of debt securities or an offering under Rule 144A, as the case may be, and consistent with the Securities Act for a registered offering of debt securities or, in the case of an offering pursuant to Rule 144A, as customarily applied to an offering under Rule 144A for a private offering of debt securities, as the case may be, with respect to any High Yield Financing (or any alternative thereto) that Buyer is seeking to obtain and (y) an offering memorandum or prospectus prepared in accordance with customary practices for asset-backed facilities of comparable terms and size with respect to any ABS Financing (or any alternative thereto) that Buyer is seeking to obtain, including in each case under clauses (x) and (y) above by timely providing the Required Financial Information and such other financial and pertinent information (such as tabular, compiled or other financial data), as shall exist (or if not existing, using reasonable best efforts to prepare such financial or other pertinent information) that Holdings or such Group Member reasonably believes to be accurate in all material respects and as may be reasonably requested by Buyer, and (B) materials for rating agency presentations, (vi) facilitating the pledging of collateral and obtaining surveys and title insurance as reasonably requested by Buyer, (vii) using reasonable best efforts to obtain comfort letters from the auditors of the Company or any other Group Member and consent from such auditors for Buyer, the Company and any applicable Group Member to use any of their audit reports (including but not limited to by including such reports in any Offering Documents), (viii) taking all necessary actions to cause each Subsidiary (as defined in each indenture or other agreement in Schedule 3.9(b), respectively) not to be a "Restricted Subsidiary" (as defined in, and for all purposes under, such indenture or agreement), in each case no later than September 30, 2005, (x) other than those set forth in Schedule 3.9(b) with respect to the relevant indenture or other agreement and (y) except as otherwise provided in such Schedule 3.9(b), (ix) taking such corporate actions as shall be reasonably necessary to permit the consummation of the Debt Financing and to permit the proceeds thereof to be made available to the Company at the Closing, (x) using reasonable best efforts to obtain legal opinions as may reasonably be requested by Buyer and (xi) using reasonable best efforts to provide and execute necessary documents and certificates, including officer’s certificates, as may be reasonably requested by Buyer. In no event shall any Group Member be required to pay any commitment or similar fee or (except as otherwise expressly contemplated by this Agreement) incur any liability in connection with the Debt Financing prior to the Closing. Buyer shall, from and after the Closing or promptly after the termination of this Agreement pursuant to Section 7.1(a) (other than Section 7.1(a)(iii)), (i) promptly upon request by Holdings reimburse Holdings for all out-of-pocket costs incurred in good faith by Holdings and, in the event of such termination, the Group in connection with such cooperation and (ii) indemnify and hold harmless Holdings and the Group Members and their respective directors, employees and representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Debt Financing and any information utilized in connection therewith (other than information provided by Holdings or any Group Member).

(c)    Holdings shall cause the Company to use reasonable best efforts to enter into any Permitted Extension no later than October 11, 2005.

3.10    Debt Tender Offer; Repayment of Third-Party Indebtedness.

(a)    Short-Dated Notes. As soon as practicable after the date of this Agreement, Holdings shall cause the Company to launch a tender offer and Consent Solicitation (as defined below) (the “Debt Tender Offer”) for those series of the Company’s debt securities listed on Schedule 3.10(a) (the “Short-Dated Notes”), on the terms set forth on such schedule and Buyer shall assist Holdings and the Company in connection therewith. Promptly upon the receipt of the Requested Bond Consents with respect to any series of Short-Dated Notes or the Requested Indenture Consents with respect to the 1986 Indenture, the 1994 Indenture and the 2001 Indenture, the Company will enter into a supplemental indenture or supplemental indentures reflecting the amendments to such indentures approved by such Requested Bond Consent or Requested Indenture Consent, as the case may be, and will use its reasonable best efforts to cause the relevant indenture trustee to promptly enter into such supplemental indenture or supplemental indentures; provided, that the amendments contained in such supplemental indentures shall become operative upon the acceptance of the applicable notes in the Debt Tender Offers, Exchange Offers and/or Alternative Tender Offers (as defined below), as applicable. The closing of any Debt Tender Offer shall be conditioned on the occurrence of the Closing, and the parties shall use their reasonable best efforts to cause the Debt Tender Offer to close on the Closing Date. Upon the closing of the Debt Tender Offer, at Closing and in accordance with the terms of the Debt Tender Offer, Buyer shall cause the Company to accept for purchase and purchase the Short-Dated Notes tendered in the Debt Tender Offer (the “Tendered Notes”) and provide to the Company or cause the Company to obtain (whether through the Financing or use of cash on hand) cash in an amount sufficient to fund the purchase of all Tendered Notes, including any applicable premiums, and all related fees and expenses (the “Tender Amount”). For purposes of the Agreement, “Consent Solicitation” shall mean a solicitation of the Requested Bond Consents and the Requested Indenture Consents from the holders of the applicable debt securities; “Requested Bond Consents” shall mean the consents of holders of a majority in principal amount of the holders of the applicable series of the Company’s debt securities outstanding under the 1986 Indenture, 1994 Indenture or 2001 Indenture, as the case may be, to the amendments to such series of debt securities described in Schedule 3.10(a) or 3.10(b) or in the applicable Consent Solicitation materials, as the case may be (but in the case of the 2001 Indenture, only with the prior written consent of Holdings, which shall not be unreasonably withheld, taking into account Holdings’ judgment as to the impact on the success of the related Debt Tender Offer, Exchange Offer and/or Alternative Tender Offer of such amendments), and “Requested Indenture Consents” shall mean the consents of holders of a majority in principal amount of all of the debt securities outstanding under the 1986 Indenture, 1994 Indenture or 2001 Indenture, as the case may be, to the amendments to such indenture described in Schedule 3.10(a) or 3.10(b) or in the applicable Consent Solicitation materials, as the case may be (but in the case of the 2001 Indenture, only with the prior written consent of Holdings, which shall not be unreasonably withheld, taking into account Holdings’ judgment as to the impact on the success of the related Debt Tender Offer, Exchange Offer or Alternative Tender Offer of such amendments).

(b)    Long-Dated Notes. As soon as practicable and no later than October 17, 2005, Holdings shall either (i) through one or more of its Affiliates (other than any Group Member) (any such Affiliate, an “Exchange Offeror”), launch offer(s) to exchange all of the series of the Company’s debt securities listed on Schedule 3.10(b) (the “Long-Dated Notes”) in exchange for debt securities of the applicable Exchange Offeror in amounts and on terms as described in Schedule 3.10(b), which offers shall also contain a Consent Solicitation (the “Exchange Offers”) or (ii) cause the Company to launch tender offer(s) for all of the Long-Dated Notes, which offers shall also contain a Consent Solicitation (the “Alternative Tender Offers” ), on the terms set forth on Schedule 3.10(b). Promptly upon the receipt of the Requested Bond Consents with respect to any series of Long-Dated Notes or the Requested Indenture Consents with respect to the 1994 Indenture or the 2001 Indenture, the Company will enter into a supplemental indenture or supplemental indentures reflecting the amendments to such indentures approved by such Requested Bond Consent or Requested Indenture Consent, as the case may be, and will use its reasonable best efforts to cause the relevant indenture trustee to promptly enter into such supplemental indenture or supplemental indentures; provided, that the amendments contained in such supplemental indentures shall become operative upon the acceptance of the applicable notes in the Debt Tender Offers, Exchange Offers and/or Alternative Tender Offers, as applicable. The closing of the Exchange Offers shall be conditioned on the occurrence of the Closing, and the parties shall use their reasonable best efforts to cause the Exchange Offers to close on the Closing Date. Upon any closing of the Exchange Offers, at Closing and in accordance with the terms of the Exchange Offers, Holdings shall cause the Exchange Offerors to accept for exchange the Long-Dated Notes tendered in the Exchange Offers (the “Exchanged Notes”). In the event any Exchange Offer is completed with respect to any one or more series of the Long-Dated Notes, then at Closing, Buyer shall pay to the applicable Exchange Offeror cash in an amount equal to the face amount plus any accrued and unpaid interest with respect to all Exchanged Notes (such value, the “Exchange Value”) with respect to each such series, and as soon as practicable after completion of the Exchange Offer, Holdings shall deliver to Buyer the Exchanged Notes or evidence of cancellation thereof. This covenant is intended to be for the benefit of, and shall be enforceable by, each applicable Exchange Offeror as if such Person were a party hereto. The closing of any Alternative Tender Offer shall be conditioned on the occurrence of the Closing, and the parties shall use their reasonable best efforts to cause the Alternative Tender Offers to close on the Closing Date. Upon any closing of the Alternative Tender Offers, at Closing and in accordance with the terms of the Alternative Tender Offers, Holdings shall cause the Company to accept for purchase and purchase the Long-Dated Notes tendered in the Alternative Tender Offers (any Long-Dated Notes so accepted in an Alternative Tender Offer shall be deemed to be “Tendered Notes” under the Agreement except that the purchase of such Long-Dated Notes shall be funded by Buyer in accordance with the provisions of Schedule 3.10(b) instead of the provisions of Section 3.10(a)). Holdings shall indemnify and hold harmless Buyer and its directors, employees, representatives and Affiliates from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the Exchange Offers and any information utilized in connection therewith (other than information provided by Buyer or its Affiliates other than Group Members).

(c)    Certain Other Indebtedness. Not less than two business days prior to the Closing Date, Holdings shall deliver to Buyer payoff letters from third-party lenders or trustees, as applicable, in form and substance reasonably satisfactory to Buyer, with respect to all Indebtedness of the Company required to be identified on Schedule 3.10(c) or entered into after the date hereof. Such payoff letters shall correctly specify the amount, including any applicable premiums or fees and expenses, necessary to repay such Indebtedness and completely discharge the obligations of the Group with respect thereto. At Closing, Buyer shall provide to the

Company or cause the Company to obtain (whether through the Financing or use of cash on hand) the aggregate amount necessary to make such repayment and discharge, and shall cause the Company or another Group Member to discharge such Indebtedness in accordance with the delivery instructions provided in such payoff letters. The amount of such Indebtedness to be repaid at Closing is referred to as the “Closing Debt Amount” and, together with the Tender Amount, the “Debt Payment Amount”.

(d)    On the Closing Date, Holdings shall cause each Group Member to permanently terminate the unsecured credit facilities identified on Schedule 3.10(d), and all related agreements, to which such Group Member is a party, it being understood and agreed that the Interim Credit Agreement will be terminated by the applicable Group Member prior to the repayment of the Affiliate Indebtedness.

3.11    Insurance.

Except as set forth in Section 3.7 and this Section 3.11, coverage of any Group Members or any of their respective businesses, operations, personnel and other risks attributable to them under all insurance policies of Ford and its Affiliates (other than the Group Members) shall cease as of the Closing Date. To the extent that Ford retains in effect blanket policies of umbrella liability insurance, then from the Closing Date until the last day of the 2006 policy year (the “Coverage Period”), Holdings shall cause Ford to maintain blanket policies of umbrella liability insurance coverage (subject to the terms of those policies) for the Group (the “Ford Insurance”) for liabilities, costs or damages relating to any event occurring prior to the Closing Date (but not occurring after the Closing Date), and upon the request of Buyer, Holdings shall use its commercially reasonable efforts to assert any and all claims for payment made by the Company at the request of Buyer within the Coverage Period under the Ford Insurance (“Pre-Closing Claim”); provided that nothing herein shall require Ford or any of its Affiliates to maintain or preserve in effect any policies of insurance which it does not otherwise maintain or preserve in effect for entities other than the Group Members or for its business other than the business of the Group. Any Pre-Closing Claim shall be processed by Ford in the same manner and shall be given the same priority relative to other claims as if such claim had been made by Ford or one of its Affiliates. Holdings (or its designee) will promptly remit to the Company any and all amounts recovered pursuant to Ford Insurance for any Pre-Closing Claim. The Company shall provide, or cause the Group to provide, all assistance and information reasonably requested by Holdings in connection with processing Pre-Closing Claims and providing information to its insurance underwriters, in each case in a manner consistent with the practices of Ford and the Company prior to the date hereof and Holdings shall consult with the Company, and keep the Company reasonably informed with respect to, any of the foregoing. Holdings shall coordinate with the Company to provide such information relating to the Ford Insurance as the Company may reasonably request, in a manner consistent with the practices of Ford and the Company prior to the Closing, including providing the Company with notice of any cancellation or termination of such Ford Insurance as promptly as practicable after (i) receiving any notice thereof or (ii) reaching a decision to provide a notice of cancellation or termination. None of Holdings, Ford or any Ford Affiliate assumes or intends to incur any liability to Buyer or any Group Member or any of their respective Affiliates in connection with its obligations under this Section 3.11. The Company shall pay the Company’s allocable cost for such insurance (based on the amount paid by the Company with respect to coverage for the period from December 15, 2004 to December 15, 2005) and shall promptly reimburse Holdings or its designee for all other reasonable out-of-pocket costs and expenses whatsoever incurred (a) at Buyer’s request or (b) in providing the assistance described in this Section 3.11 (“Assistance Costs”). “Assistance Costs” shall include third party expenses, including without limitation attorneys’ fees and claims adjustment expenses, paid in connection with investigating, preparing, or pursuing recoveries from insurance contracts and retroactive or prospective premium increases to the extent (and only to the extent) attributable to losses incurred in connection with the Group following the Closing.

ARTICLE IV

CONDITIONS PRECEDENT

4.1    Conditions Precedent to Obligations of Parties. The respective obligations of each of the parties hereto hereunder are subject to the satisfaction, at or prior to the Closing Date, of each of the following conditions:

(a)    No Injunction. At the Closing Date, there shall be no injunction, restraining order or decree of any nature of any Governmental Authority that is in effect that restrains or prohibits the consummation of the transactions contemplated by this Agreement; provided, however, that the party or parties invoking this condition shall have used its or their reasonable best efforts to have any such injunction, order or decree vacated or denied.

(b)    Regulatory Authorizations. The applicable waiting periods specified under the HSR Act with respect to the transactions contemplated by this Agreement shall have lapsed or been terminated and those other consents and approvals required to consummate the transactions contemplated by this Agreement from (i) the CBC, (ii) the European Commission under the ECMR or the antitrust or competition Governmental Authority of any member state of the European Union, (iii) the Australian Authority, (iv) the antitrust or competition Governmental Authorities of those other jurisdictions in which the Group owns a material amount of assets and (v) Governmental Authorities in Ireland and Bermuda with respect to the Irish Insurance Laws and the Bermuda Insurance Laws, shall have been obtained or the relevant waiting periods shall have lapsed, as applicable (provided that the condition set forth in clause (v) shall not apply following February 15, 2006). All other consents and approvals from any other Governmental Authority required to consummate the transactions contemplated by this Agreement, the failure of which to obtain would have a material adverse effect on the business, condition (financial or otherwise) or results of operations of the Group, taken as a whole, shall have been obtained.

4.2    Conditions Precedent to Obligation of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions:

(a)    Accuracy of Representations and Warranties. Each of the representations and warranties of Holdings set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality” or Material Adverse Effect, shall be true and accurate, in each case, as of the date hereof and as of the Closing Date as though made on and as of the Closing Date except (i) those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period, and (ii) where the failure of such representations and warranties to be true and accurate as so made, individually or in the aggregate, would not reasonably be expected to have or constitute a Material Adverse Effect; provided, that the representations and warranties of Holdings in (x) the first sentence of Section 2.1(h) and Section 2.1(i) shall be true in all respects, without disregarding the reference to Material Adverse Effect contained in either such subsection, (y) the first sentence of Section 2.1(e), the first sentence of Section 2.1(c)(i) and clause (a) of the last sentence of 2.1(c)(ii) shall be true in all respects (provided that Holdings shall have an opportunity to repay to the Company prior to Closing any amounts distributed in a manner that would cause the representation in such clause (a) of the last sentence of Section 2.1(c)(ii) not to be true and correct), and (z) Section 2.1(b), the second and third sentences of Section 2.1(c)(i), Section 2.1(c)(ii) (other than clause (a) of the last sentence of such section) and Section 2.1(e) (other than the first sentence of such section) shall be true in all material respects.

(b)    Performance of Agreement. Holdings shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants contained in this Agreement to be performed or complied with by it prior to or at the Closing Date; provided that, Holdings shall have complied in all respects with the covenants contained in Section 3.2(a)(viii) unless the amounts (or securities or other assets) distributed or paid in violation of such covenant (if any) shall have been repaid to the Group.

(c)    Certificate. Buyer shall have received a certificate of Holdings, dated the Closing Date, executed on behalf of Holdings by an authorized signatory certifying that the conditions specified in paragraphs (a) and (b) above have been satisfied.

(d)    Letter of Credit. Subject to the requirements, terms and conditions set forth on Schedule 4.2(d), at the Closing, if the ABS Financing is implemented (whether bridge or otherwise), Ford shall have caused an Eligible Letter of Credit Provider (as defined on Schedule 4.2(d)) to issue a letter of credit in the stated amount of $200,000,000 for the benefit of BNY Midwest Trust Company, as trustee under the Base Indenture (as defined on Schedule 4.2(d)), as supplemented by the LOC Series Supplement (as defined on Schedule 4.2(d)), in the form described on Schedule 4.2(d) (the “Ford Letter of Credit”), for the account of and at the expense of Ford or an Affiliate thereof, it being agreed by Ford that it shall use reasonable best efforts to obtain the letter of credit contemplated by this Section 4.2(d).

(e)    Required Consents. (i) Consents of holders of a majority in principal amount of all the debt securities issued and outstanding under the 2001 Indenture to the amendments to such indentures described in Schedule 3.10(b) shall have been received and may not be withdrawn, and (ii) an indenture supplement to the 2001 Indenture implementing the amendments to the 2001 Indenture described in Schedule 3.10(b) has been executed by the Company and the trustee for the 2001 Indenture, is in effect, and the amendments to be effected thereby have become operative.

(f)    FIRPTA. Buyer shall have received a certificate complying with the Code and Treasury Regulations, in form and substance reasonably satisfactory to Buyer, duly executed and acknowledged, certifying that Holdings or its shareholder, as applicable, is not a “foreign person” for purposes of Section 1445 of the Code.

4.3    Conditions Precedent to the Obligation of Holdings. The obligation of Holdings to consummate the transactions contemplated by this Agreement is subject to the satisfaction at or prior to the Closing Date of each of the following additional conditions:

(a)    Accuracy of Representations and Warranties. Each of the representations and warranties of Buyer set forth in this Agreement, in each case, made as if none of such representations and warranties contained any qualifications or limitations as to “materiality”, shall be true and accurate, in each case, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except those representations and warranties that address matters only as of a particular date or only with respect to a specific period of time, which need only be true and accurate as of such date or with respect to such period), except where the failure of such representations and warranties to be true and accurate as so made, individually or in the aggregate, would not reasonably be expected to materially impair Buyer’s ability to perform its obligations under this Agreement; provided, that the representations and warranties of Buyer in Section 2.2(b) shall be true in all material respects.

(b)    Performance of Agreements. Buyer shall have performed in all material respects all obligations and agreements, and complied in all material respects with all covenants contained in this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c)    Certificate. Holdings shall have received a certificate of Buyer, dated the Closing Date, executed on behalf of Buyer by an authorized signatory, to the effect that the conditions specified in paragraphs (a) and (b) above have been satisfied.

ARTICLE V

EMPLOYEE AND LABOR MATTERS

5.1    Comparability of Benefits. For one year following the Closing Date, Buyer shall, or shall cause its Affiliates to, provide compensation (including rate of annual base salary or wages and annual and long-term cash incentive opportunities) and employee benefits to each Group Employee employed by a Group Member on the Closing Date and who is not represented by a labor organization that are substantially comparable in the aggregate to the compensation and employee benefits that are in effect for such Group Employee immediately prior to the Closing Date, and for each Group Employee who is represented by a labor organization, Buyer shall and shall cause its Affiliates to comply with Section 5.8. Nothing in this Section 5.1 shall limit the right of any Group Member to terminate the employment of any employee at any time following the Closing Date.

5.2    Continuity of Employment. It is agreed that prior to or in connection with the Closing, Buyer shall take no action to cause Holdings or any Group Member to terminate the employment of any Group Employee, and neither Holdings nor any Group Member shall be under any obligation to terminate any Group Employee prior to the Closing Date.

5.3    Welfare Plans. To the extent that after the Closing Date Buyer chooses to satisfy its obligations under Section 5.1 through the substitution of a “welfare benefit plan” (as defined in section 3(1) of ERISA) maintained by Buyer or any of its Affiliates for the benefit of Group Employees for such a plan maintained by any Group Member immediately prior to the Closing Date, Buyer shall (a) cause there to be waived any eligibility requirements or pre-existing condition limitations under such substitute plan and (b) take into account, in determining any deductible and maximum out-of-pocket limitations imposed under such substitute plan after the Closing Date but during the plan year in which the Closing Date occurs, to claims incurred and amounts paid by, and amounts reimbursed to, covered Group Employees prior to the Closing Date during the plan year in which the Closing Date occurs with respect to similar plans maintained by such Group Member immediately prior to the Closing.

5.4    Retirement Plans. For one year following the Closing Date, Buyer shall, or shall cause its Affiliates to, maintain in full force and effect the retirement plans maintained by Group Members immediately prior to the Closing Date identified in Schedule 5.4 for Group Employees who are not represented by a labor organization, including The Hertz Corporation Account Balance Defined Benefit Pension Plan, The Hertz Corporation Benefit Equalization Plan, The Hertz Corporation Supplement Retirement and Savings Plan, The Hertz Corporation Supplemental Executive Retirement Plan and the features of The Hertz Corporation 2005 Executive Long Term Incentive Plan relating to retirement, in each case without any amendment that is materially adverse to Group Employees who participate in any such plans immediately prior to the Closing Date (other than any such amendment necessary to comply with applicable Law or to preserve the customary Tax treatment of amounts paid thereunder). With respect to the Group Employees who are represented by a labor organization, Buyer shall, and shall cause its Affiliates to, comply with Section 5.8 with respect to the treatment of any retirement plans maintained for the benefit of any such Group Employee.

5.5    Vacation and Severance. For a period of one year following the Closing Date, Buyer shall maintain a vacation, holiday and time off policy, plan, practice, program or arrangement for the benefit of each Group Employee who is not represented by a labor organization that is not materially adverse in the aggregate from such policy, plan, practice, program or arrangement in effect immediately prior to the Closing Date with respect to such Group Employee. For a period of one year following the Closing Date, Buyer shall maintain a severance pay plan, practice, program or arrangement for the benefit of each Group Employee who is not represented by a labor organization that is not materially adverse in the aggregate from such policy, plan, practice or arrangement in effect immediately prior to the Closing Date with respect to such Group Employee. For Group Employees who are represented by a labor organization, Buyer shall, and shall cause its Affiliates to, comply with Section 5.8 with respect to the treatment of any vacation, holiday, time off and/or severance arrangements maintained for the benefit of any such Group Employees. Effective as of the Closing, Ford and its Affiliates shall be released from any liability with respect to the agreements of the Company governing special change-in-control, employment and severance arrangements with certain Group Employees in effect as of the date of this Agreement, which agreements are identified in Schedule 5.5, and Buyer shall assume any and all liability of the Company, Ford and its Affiliates under such agreements and at all times thereafter maintain such agreements in accordance with their terms and conditions; provided, however, that Ford shall retain responsibility for Ford Options granted to Group Employees under the Ford Option Plan and referenced in any such agreements, consistent with the provisions of Section 5.9 of this Agreement.

5.6    WARN Act. The Buyer and its Affiliates shall not at any time prior to 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff” as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988 (“WARN”) or effectuate any similar triggering event under any other applicable Law, affecting in whole or in part any site of employment, facility, operating unit or Group Employee. Buyer agrees to provide any required notice under WARN and any other applicable Law and to otherwise comply with any such statute with respect to any “plant closing” or “mass layoff” (as defined in WARN) or any similar triggering event under any other applicable Law occurring on or after the Closing or arising as a result of the transactions contemplated hereby.

5.7    Cash Bonus Plans. From the Closing Date through the end of the applicable bonus year in which the Closing Date occurs, Buyer shall (a) continue to maintain the annual cash bonus plans, cash management incentive and local cash incentive plans and other cash arrangements maintained by Group Members and disclosed on Schedule 5.7 as in effect immediately prior to the Closing Date (the “Bonus Plans”) and (b) pay to the Group Employees who participated in such plans immediately prior to the Closing Date cash bonus amounts at such level(s) and at such time(s) as the terms of the Bonus Plans provide; provided, however, that, except as otherwise provided in any applicable change in control agreement or in any other applicable severance plan, policy or arrangement, notwithstanding anything to the contrary in any Bonus Plan, each Group Employee whose employment is terminated by Buyer or any of its Affiliates on or after the Closing Date, but prior to the end of the applicable bonus year other than for “cause” (as such term is defined in the employment, change in control, or severance agreement or plan, or employee manual, that is applicable, respectively, to each Group Employee who participates in any Bonus Plan) shall be entitled to receive a cash bonus pursuant to the applicable Bonus Plan equal to the pro rata portion (based on the number of days worked by the Group Employee during the applicable performance period) of the annual target bonus that such Group Employee would have been entitled to receive under the applicable Bonus Plan in respect of the bonus year in which such date of termination occurs (if the Group Employee had remained employed by Buyer and its Affiliates through the date such bonus would otherwise be payable).

5.8    Collective Bargaining Agreements. Effective as of the Closing, Buyer shall cause the Group Members to comply fully with the terms of all collective bargaining agreements or similar contracts with representatives of the Group’s employees.

5.9    Options on Ford Shares. Each of Holdings and Buyer acknowledge the following: (a) certain Group Employees have been granted options which as of the date hereof, subject to certain terms and conditions, entitle them to purchase, at specified prices, shares of common stock of Ford (“Ford Options”) pursuant to Ford’s 1998 Long-Term Incentive Plan (the “Ford Option Plan”) and/or the Company’s Hertz Long-Term Equity Compensation Plan (the “Company Option Plan”), as applicable; and (b) pursuant to the terms of the Ford Option Plan and the Company Option Plan, the Ford Options held thereunder by Group Employees immediately prior to the Closing may remain outstanding for periods of time following the Closing. In connection with the exercise or expiration, as applicable, of any such Ford Options following the Closing, each of Holdings, Buyer and Company shall cooperate with any reasonable request for information or actions to be taken made by any such party, and shall take such actions as are from time to time reasonably requested by Holdings or Ford to facilitate the administration of the Ford Option Plan or Company Option Plan, as applicable, including but not limited to (i) informing Ford promptly of the death or other change in employment status of any holder of Ford Options granted under the Ford Option Plan or the Company Option Plan (collectively, the “Options”) that results in the forfeiture of, or otherwise relates to the exercisability of, any such Options, (ii) providing Ford with changes in address and contact information of any holder of any Option, to the extent such changes relate to the exercisability or forfeiture of any Options granted and (iii) providing such other information to Ford or its designated administrator/recordkeeper as needed to administer such Options. Such information shall be provided at the same intervals at which it was historically provided to Ford or its Affiliates or to third party service providers of the Ford Option Plan or the Company Option Plan, as applicable, prior to the date hereof.

5.10    Cooperation Regarding Pension Plans. From and after the date hereof, each of Holdings, Buyer and the Company shall cooperate and consult with each other with regard to any negotiations or communications with, requests to furnish information to or actions to be taken at the request of any Governmental Authority concerning any pension plan.

5.11    Employee Discount Program. For a period of one year following the Closing Date, Group Employees may participate in Ford’s “A Plan” employee discount program for vehicles on the same terms available to Ford employees.

ARTICLE VI

TAX MATTERS

6.1    Liability for Taxes.

(a)    Federal and Consolidated Income Tax Liabilities. Ford shall be responsible for and shall indemnify and hold harmless Buyer Indemnitees from and against, and shall pay, all Federal and Consolidated Income Tax Liabilities (i) attributable to any Pre-Closing Period, (ii) pursuant to Treas. Reg. § 1.1502-6 (or comparable provision of state, local or foreign law or regulation) by virtue of a Group Member’s being or having been a member of a consolidated, combined, affiliated, unitary or other Tax group on or prior to the Closing Date, to the extent a Group Member is liable for the Income Taxes of a Person that is not a Group Member (iii) arising by virtue of any Tax Sharing Agreement entered into on or prior to the Closing that is not cancelled pursuant to Section 6.2 or (iv) attributable to the transfer of the Shares.

(b)    Tax Liabilities Other than Federal and Consolidated Income Tax Liabilities. Except as otherwise provided in Section 6.1(c) or 6.7, the Company shall be responsible for, and shall pay or cause to be paid, all Taxes relating to the Group Members, excluding Federal and Consolidated Income Tax Liabilities for which Ford is responsible under Section 6.1(a).

(c)    Subpart F. Ford shall be responsible for and shall indemnify and hold harmless Buyer Indemnitees from and against, and shall pay, all Taxes attributable to any inclusion under Section 951 of the Code by any Group Member at the end of the taxable year of the applicable controlled foreign corporation (as defined in Section 957 of the Code) that includes the Closing Date arising out of any transaction not in the ordinary course of business occurring between the date hereof and through the Closing.

(d)    Reimbursement. After the Closing, Ford or Buyer (each a “party”), as the case may be, shall provide or shall cause to be provided reimbursement for any Taxes paid by one party or its Affiliates which are the responsibility of the other party or its Affiliates in accordance with the terms of this Section 6.1 or 6.7. Within a reasonable time prior to the payment of any such Taxes, the indemnified party paying such Taxes shall give written notice to the indemnifying party of the Taxes payable and the amount which is the liability of each party, although failure to do so will not relieve the indemnifying party of its liability hereunder except to the extent the indemnifying party is actually prejudiced. Subject to the delivery of prior written notice of the payment of any such Taxes, the party required to provide reimbursement hereunder shall pay such amount on the later to occur of (i) the date payment is made by the party paying such Taxes and (ii) five Business Days after receipt of such prior written notice.

(e)    Allocation of Closing Date Items. Pursuant to Treas. Reg. § 1.1502-76(b)(1)(ii)(B), Ford and the Buyer agree that deductions arising on the Closing Date in connection with the Exchange Offer and other transactions the expense of which is economically borne by Buyer shall be allocated to the U. S. federal (and, if applicable, state and local) Tax period of the Group beginning the day after the Closing Date.

(f)    Expenses. For purposes of this Section 6.1 and 6.7, the terms “Taxes” and “Transfer Taxes” shall include all liabilities for Taxes and Transfer Taxes, as the case may be, and any reasonable out of pocket expenses incurred after the Closing Date, including attorney and professional fees, connected with such liabilities for Taxes or Transfer Taxes, as the case may be.

6.2    Tax Sharing Agreements. On or prior to the Closing Date, Ford shall terminate, or shall cause to be terminated, all Tax Sharing Agreements between any of the Group Members, on the one hand, and Ford or its Affiliates, on the other hand (including, but not limited to, the Tax Sharing Agreement dated March 10, 1997 between Ford and the Company and the Company’s Affiliates (and all amendments thereto)), such that, after the Closing, neither Ford or its Affiliates nor any Group Member shall be bound thereby or have any obligation or liability thereunder. Any intercompany receivables or payables arising out of any such Tax Sharing Agreement shall be cancelled prior to or at the Closing, including, but not limited to, (i) the receivable of approximately $249 million, which is related to the use of prior-year net operating losses of the Group, and associated interest, (ii) any amounts that would otherwise be payable, currently or in the future, related to the use of the Group’s foreign tax credits, and associated interest and (iii) any receivable under the Default Tax Sharing Agreement between Ford Motor Company of Australia Limited and each entity listed in Schedule 1 to the Default Tax Sharing Agreement and the Tax Funding Agreement between Ford Motor Company of Australia Limited and each entity listed in Schedule 1 to the Tax Funding Agreement. Notwithstanding anything to the contrary herein, the Ford Group shall be entitled to retain any amount paid by any Group

Member to the Ford Group pursuant to a Tax Sharing Agreement on or prior to June 30, 2005 and shall, at or prior to the Closing, reimburse the Company for any amount paid by any Group Member pursuant to any Tax Sharing Agreement after June 30, 2005. The Ford Group shall not permit any Group Member to pay for any Group Relief without the written consent of Buyer, and any intercompany payable owed by any Group Member in respect of Group Relief shall be cancelled on or prior to the Closing Date. The Ford Group shall not withdraw or withdraw its consent to the surrender of any U.K. Tax losses by way of Group Relief initiated on or before the date hereof.

6.3    Tax Returns, Elections, etc. (a)  Ford and Buyer shall cause each Group Member to join, to the extent permitted by law for all Pre-Closing Periods, in (i) (A) the consolidated U. S. federal Income Tax Returns of Ford, and (B) combined, consolidated or unitary Returns for state and local Taxes including one or more members of the Ford Group with respect to which the relevant Group Member(s) filed such a Return for the 2003 or 2004 taxable year or (ii) is required by the applicable Taxing Authority to file such a Return. Ford shall file or cause to be filed all Returns set forth in the immediately preceding sentence and shall cause the income, gains, deductions, losses and credits of the relevant Group Members to be included on such Returns (except to the extent provided in Section 6.1(e)). All Tax items of relevant Group Members shall, to the extent permitted by applicable Tax law, be reported on Consolidated or Combined Returns on a basis consistent with the last previous such Returns filed as of the date hereof in respect of such Group Member(s) to the extent the failure to do so could reasonably be expected to have a material cost to Buyer or any Group Member. Ford shall not cause any Group Member(s) (i) to fail to file any Return in respect of any Group Member(s) that is required to be filed on or prior to the Closing Date (taking into account extensions) or (ii) to file any such Return in a manner inconsistent with the last previous Return filed as of the date hereof in respect of such Group Member(s) unless (A) filing on such basis is not permitted by applicable Tax law or (B) failing to file on such basis would not reasonably be expected to have a material cost to Buyer or any Group Member.

(b)    Buyer shall file, or cause to be filed, all Returns relating to the busi-ness or assets of the Group Members other than those Returns described in Section 6.3(a).

(c)    Ford shall not, and shall not permit any of its Affiliates, to amend any Returns or make or change any Tax elections or accounting methods with respect to any Group Member(s), without the consent of Buyer, relating to a Pre-Closing Period to the extent such amendment could reasonably be expected to have a material cost to Buyer or any Group Member.

6.4    Tax Audits, Assistance and Cooperation. (a)  Ford or Buyer, as the case may be, shall notify such other party within twenty (20) days, upon receipt by such first party or any of its Affiliates of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations, notices of deficiency or other adjustments, assessments or redeterminations (“Tax Matters”) relating to Taxes for which such other party or its Affiliates may be responsible under Section 6.1.

(b)    Ford shall have the sole right to control, contest, resolve and defend against any Tax Matters relating to Taxes of any Group Member for which Ford is obligated to indemnify Buyer under Section 6.1, and to employ counsel of its choice at its own expense; provided, however, that (i) Ford shall keep Buyer informed with respect to the commencement, status and nature of any such Tax Matter, notify Buyer of significant developments with respect to such Tax Matter and consult with Buyer with respect to any issue that could reasonably be expected to have a material cost to Buyer or any Group Member, and (ii) neither Ford nor any of its respective Affiliates shall enter into any settlement of, or otherwise compromise, any such Tax Matter to the extent that any such settlement or compromise could reasonably be expected to have a material cost to Buyer or any Group Member unless Ford indemnifies and holds harmless Buyer Indemnitees from and against any such cost.

(c)    Buyer shall have the sole right to control all Tax Matters of any Group Member not controlled by Ford pursuant to Section 6.4(b).

(d)    Assistance and Cooperation. After the Closing Date, each of Ford and Buyer shall (and shall cause their respective Affiliates, including each of the Group Members, to):

(i)     assist the other party in preparing any Returns which such other party is responsible for preparing and/or filing in accordance with Section 6.3;

(ii)     maintain and make available to the other party, on such other party’s reasonable request, copies of any and all information, books and records necessary to prepare and/or file any Return or to respond to audits by any Taxing Authority, for the full period of the applicable statute of limitations, including any extensions thereof, with respect to the relevant Taxes. After the applicable period, Ford or Buyer may dispose of such information, books and records provided that prior to such disposition, Ford or Buyer shall give the other party the opportunity to take possession of such information, books and records;

(iii)     upon reasonable notice and without undue interruption to the business of such party or the Group Members, as the case may be, provide access during normal business hours to the books and records of such party or the Group Members relating to the Taxes of the Group Members prior to the Closing Date;

(iv)     promptly furnish the other party with copies of all correspondence received from any Taxing Authority in connection with any Tax Matter of any Group Member or information request with respect to any taxable period for which the other party may have a liability under Section 6.1; and

(v)     timely provide to the other party powers of attorney or similar authorizations reasonably necessary to carry out the purposes of this Section 6.4.

(e)    Disputes. If the parties disagree as to the calculation of any amount relating to Taxes governed by Section 6.1, the parties shall promptly consult with each other and endeavor in good faith, for a period of 30 days, to resolve any such disagreements (each disagreement not so resolved, a “Tax Dispute”). Thereafter, either party may submit the resolution of any Tax Disputes to a mutually agreed upon nationally recognized accounting firm (the “Accounting Arbitrator”) to resolve the dispute. The Accounting Arbitrator shall only be authorized as directed by the parties on any one issue to either (i) decide in favor of and choose the position of either of the parties or (ii) to decide upon a compromise position within the range of positions presented by the parties to the Accounting Arbitrator. The Accounting Arbitrator shall base its decision solely upon the presentations of the parties to the Accounting Arbitrator at a hearing held before the Accounting Arbitrator and upon any materials made available by either party and not upon independent review. The Accounting Arbitrator shall be instructed to resolve the Tax Disputes and such resolution shall be (i) set forth in writing and signed by the Accounting Arbitrator, (ii) delivered to Buyer and Ford as soon as practicable after the Tax Disputes are submitted to the Accounting Arbitrator but not later than the 30th day after the Accounting Arbitrator is instructed to resolve the Tax Disputes, (iii) made in accordance with this Agreement, and (iv) final, binding and conclusive on the parties on the date of delivery of such resolution. Any expenses relating to the engagement of the Accounting Arbitrator shall be shared equally by the parties.

6.5    Refunds and Tax Credits. Subject to the provisions of Section 6.6, (a) Ford shall be entitled to retain, or Ford shall be entitled to receive immediate payment from the relevant Group Member or Buyer of, any refund or credit with respect to Taxes, plus any interest received with respect thereto (net of any Tax cost arising out of such receipt) from the applicable Taxing Authorities, relating to any Group Member that are described as being the responsibility of Ford in Section 6.1(a) and (b) Buyer, the Company or any Group Member shall be entitled to retain, or shall be entitled to receive immediate payment from Ford of, any other refund or credit with respect to Taxes, plus any interest received with respect thereto (net of any Tax cost arising out of such receipt) from the applicable Taxing Authorities, relating to any Group Member.

Buyer and Ford shall cooperate, and shall cause their respective Affiliates to cooperate, with respect to claiming any refund or credit with respect to Taxes referred to in this Section 6.5. Such cooperation shall include providing all relevant information available to Ford or Buyer (through the Company or otherwise), as the case may be, with respect to any such claim; filing and diligently pursuing such claim (including by litigation, if appropriate); paying over to Ford or Buyer, as the case may be, and in accordance with this provision, any amount received by Buyer (or any Group Member) or Ford (or any member of the Ford Group), as the case may be, with respect to such claim; and, in the case of the party filing such a claim, consulting with the other party prior to agreeing to any disposition of such claim, provided that the foregoing shall be done in a manner so as not to interfere unreasonably with the conduct of the business of the parties. The party that is to enjoy the economic benefit of a refund under this Section 6.5 shall bear the reasonable out-of-pocket expenses of the other party incurred in seeking such refund. Any dispute regarding a party’s entitlement to a payment in respect of a refund shall be resolved pursuant to the Tax Dispute resolution mechanism in Section 6.4(e).

6.6    Carrybacks. To the extent permitted by law, Buyer shall cause the Group to elect to relinquish any carryback of net operating losses, net capital losses, unused tax credits and other deductible or creditable tax attributes arising in a period beginning after the Closing Date to a consolidated, combined or unitary Return for any Pre-Closing Period. In cases where the Group is not permitted by law to relinquish the carryback, any net Tax benefit actually realized by the Ford Group (as reasonably determined by Ford as set forth in reasonably detailed calculations to be provided by Ford to Buyer) shall be remitted by Ford to Buyer at the time such Tax benefit is realized.

6.7    Transfer Taxes. Notwithstanding any provision of this Agreement to the contrary, all Transfer Taxes shall be borne 50% by Buyer and 50% by Ford. Buyer shall file, or shall cause to be filed, to the extent permitted by applicable law, all Returns, as may be required to comply with the provisions of such Tax laws relating to Transfer Taxes. Ford shall cooperate with Buyer in connection with all such filings and shall file those Returns Buyer is not permitted to file.

ARTICLE VII

MISCELLANEOUS

7.1    Termination and Abandonment.

(a)    General. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time, but not later than the Closing Date:

(i)     by mutual written consent of Buyer and Holdings;

(ii)     by Buyer or Holdings if an injunction, restraining order, decree or other action of any Governmental Authority of competent jurisdiction is issued, enacted, promulgated, enforced or entered that prohibits the consummation of the transactions contemplated by this Agreement and such injunction, restraining order, decree or other action is final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (ii) shall have used its reasonable best efforts to have such injunction, order, decree or other action vacated, denied, annulled, quashed or lifted;

(iii)     by Buyer if there has been a violation or breach by Holdings of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Buyer set forth in Section 4.2(a) or 4.2(b) and such violation or breach has not been waived by Buyer and has not been, or cannot be, cured by Holdings within thirty days after written notice thereof from Buyer;

(iv)     by Holdings if there has been a violation or breach by Buyer of a any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of Holdings set forth in Section 4.3(a) or 4.3(b) and such violation or breach has not been waived by Holdings and has not been, or cannot be, cured by Buyer within thirty days after written notice thereof from Holdings (provided that the failure of Buyer to fund (or cause to be funded) the Purchase Price and the other amounts described in Section 1.1 at the Closing as required hereunder shall not be subject to cure hereunder, and in the event of such breach, Holdings may terminate this Agreement immediately by delivery of notice in writing as provided in Section 7.3); or

(v)     by either Buyer or Holdings if the Closing shall not have been consummated on or before February 28, 2006; provided that the right to terminate this Agreement pursuant to this clause (v) shall not be available to the party (if any) whose failure to fulfill or cause to be fulfilled any obligation under this Agreement has been the primary cause of the failure of the Closing to occur on or before such date.

(b)    Procedure Upon Termination. In the event of the termination and abandonment of this Agreement, written notice thereof shall promptly be given to the other parties hereto and this Agreement shall terminate and the transactions contemplated hereby shall be abandoned without further action by any of the parties hereto.

(c)    Survival of Certain Provisions. The respective obligations of the parties hereto pursuant to Sections 3.1(b) and (c), 3.3(d), the last sentence of Section 3.9(b), the last sentence of Section 3.10(b) and this Article VII shall survive any termination of this Agreement.

(d)    Effect of Termination. In the event of a termination of this Agreement pursuant to Section 7.1(a), no party shall have any liability to the other party except (i) in connection with an intentional material breach of this Agreement occurring prior to such termination, (ii) as provided in Section 7.1(c) and (iii) as provided in the following sentence. In the event that the conditions to the Closing set forth in Sections 4.1 and 4.2 hereunder (other than those conditions that by their nature cannot be satisfied until the Closing) are satisfied or waived and Buyer breaches (whether or not intentional) its obligation to effect the Closing pursuant to Article I and satisfy its obligations to fund (or cause to be funded) all payments pursuant to Section 1.1 because of a failure to receive the proceeds of one or more of the debt financings contemplated by the Debt Commitment Letters or the failure to have received the proceeds of any alternative debt financing (a “Debt Receipt Failure”), then, except as set forth on Schedule 7.1(d), upon Holdings’ termination of this Agreement pursuant to Section 7.1(a)(iv) or by either party pursuant to Section 7.1(a)(v), Buyer shall pay $125 million (the “Termination Fee”) to Holdings or as directed by Holdings as promptly as reasonably practicable (and, in any event, within two Business Days following such termination). Notwithstanding anything else in this Agreement to the contrary: (1) if in the circumstances in which Buyer becomes obligated to pay the Termination Fee (or has been excused from paying such Termination Fee for the reason set forth on Schedule 7.1(d)), Buyer is not otherwise in breach of this Agreement such that the conditions set forth in Section 4.3(a) or 4.3(b) would not be satisfied (excluding Buyer’s failure in and of itself to fund, or cause to be funded, all payments pursuant to Section 1.1 and otherwise effect the Closing because of a Debt Receipt Failure, but not excluding any other breach, including for the avoidance of doubt any breach of Section 2.2(e) or Section 3.9, that would cause the conditions set forth in Section 4.3(a) or 4.3(b) not to be satisfied), then the right of Holdings to receive payment of the Termination Fee (which shall be zero if payment thereof has been excused for the reason set forth on Schedule 7.1(d)) in accordance herewith shall be the sole and exclusive remedy of Holdings against Buyer for any loss or damage suffered as a result of the breach of any representation, warranty, covenant or agreement contained in the Agreement by Buyer and the failure of the transactions to be consummated (it being understood that in any other case Holdings’ right to recover any other or additional damages and remedies available to it in respect of any intentional material breach of this Agreement by Buyer shall not be limited in any respect, subject to the limitation set forth in the immediately following clause (2)); and (2) in no event shall Buyer and the Guarantors, on the one hand, or Holdings and Ford, on the other hand, be subject to liability in excess of $300 million in the aggregate (inclusive of the Termination Fee in the case of Buyer or the Guarantors) for all losses and damages arising from or in connection with breaches by Buyer or Holdings or Ford, as the case may be, of any of the representations, warranties, covenants and agreements contained in this Agreement (other than those set forth in Article VI and in addition, following any Closing, other than the representations and warranties set forth as surviving the Closing in Section 2.4).

7.2    Expenses. Except as otherwise provided in this Agreement, Holdings, Buyer and each Group Member shall each bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

7.3    Notices. All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be given by personal delivery or sending by United States Postal Service Express Mail or an overnight courier service, proof of delivery requested, or sent by telecopy, to the following addresses:

(a)    if to Holdings, to it at:

Ford Holdings LLC
c/o Ford Motor Company
One American Road
Dearborn, Michigan 48126
Attention: Secretary
Telecopy: 313-248-8713

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: David J. Sorkin
Peter S. Malloy
Telecopy: 212-455-2502

(b)    if to the Company, to it at:

The Hertz Corporation
225 Brae Boulevard
Park Ridge, New Jersey 07656-0713
Attention: Senior Vice President, General Counsel & Secretary
Telecopy: 201-307-2748

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attention: David J. Sorkin
Peter S. Malloy
Telecopy: 212-455-2502

(c)    if to Buyer, to it at:

CCMG Holdings, Inc.,
c/o M&C Corporate Services Limited (on behalf of Clayton, Dubilier & Rice Fund VII, L.P.)
P.O. Box 309GT
Ugland House
South Church Street
George Town, Grand Cayman
Cayman Islands, British West Indies
Telecopy: 345-949-8080

with a copy to (which shall not constitute notice):

Clayton, Dubilier & Rice, Inc.
375 Park Avenue
18th Floor
New York, New York  10152
Attention:  David H. Wasserman
Telecopy: 212-893-7061

with a copy to (which shall not constitute notice):

The Carlyle Group
1001 Pennsylvania Avenue, NW
Suite 220 South
Washington, DC 2004-2505
4 World Financial Center, 23rd Floor
New York, NY 10080
Attention: Gregory S. Ledford
Telecopy: 202-347-1818

with a copy to (which shall not constitute notice):

Merrill Lynch Global Private Equity
4 World Financial Center, 23rd Floor
New York, NY 10080
Attention: George Bitar
               Robert End
Telecopy: 212-449-1119

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP
919 Third Avenue
New York, New York 10022
Attention: Franci J. Blassberg
Kevin M. Schmidt
Telecopy: 212-909-6836

or to such other Person or address as a party shall specify by notice in writing to the other parties. All such notices, requests, demands, waivers and communications shall be deemed to have been given on the date of personal receipt or proven delivery or, in the case of notice by telecopier, when receipt thereof is confirmed by telephone.

7.4    Entire Agreement. This Agreement (including the Schedules and Exhibits hereto) and the Confidentiality Agreement constitute the entire agreement between the parties hereto and supersedes all prior agreements and understandings, oral and written, between the parties hereto with respect to the subject matter hereof.

7.5    Exclusive Remedy. (a)  Except as set forth in Section 2.4 and except for Sections 3.1(d), 3.1(e), 3.3(e), 3.6, 3.7, 3.9(b) (last sentence), 3.10(b) (last sentence), 3.11, 4.2(f), 5.1, 5.3 through 5.7, 5.9 through 5.11, Article VI, and Sections 7.2 through 7.16, and in the Confidentiality Agreement, from and after the Closing, the parties hereto waive any rights and claims that a party may have against any other party, whether in law or in equity, relating to the transactions contemplated hereby or thereby, including claims for contribution or other rights of recovery arising out of or relating to any Laws (including Environmental Laws), claims for breach of contract (including, without limitation, claims for breach of any certificate or instrument delivered hereunder except to the extent expressly referred to in one of the provisions specified above), breach of representation or warranty or covenant, negligent misrepresentation and all claims for breach of duty; provided, however, that nothing set forth in this Agreement shall limit the rights, remedies and claims of any party with respect to any fraud or willful misconduct.

(b)    The parties hereto agree that the current, former and prospective direct or indirect stockholders of Buyer and its Affiliates (other than Buyer) are not parties to this Agreement and (i) Holdings, and its Affiliates shall not have any right to cause any monies to be contributed to Buyer by any current, former or prospective direct or indirect stockholder of Buyer or any of its Affiliates and (ii) except to the extent provided in the Guarantees and, to the extent in effect, the Confidentiality Agreement, no current, former or prospective direct or indirect stockholder of Buyer or any Affiliate thereof (other than Buyer) or any of their partners, directors, officers, managers, members, agents or representatives shall owe any contractual obligation to Holdings or its Affiliates in connection with this transaction.

(c)    Subject to Section 2.2(h), no investigation by Buyer or other information received by Buyer shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Holdings or the Company hereunder.

7.6    No Third Party Beneficiaries. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns, and nothing in this

Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto, or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement other than Sections 1.1 and 3.10; Section 3.6; Article VI; and Section 3.7, which are intended to be for the benefit of the applicable Exchange Offeror; Ford and its Affiliates; Ford Group and the Buyer Indemnitees; and the directors and officers of the Group prior to the Closing Date, respectively, and may be enforced by such Persons.

7.7    Assignability. This Agreement shall not be assigned by any of the parties hereto whether by operation of law or otherwise without the prior written consent of the other parties hereto; provided that Buyer may, without the prior written consent of the other parties, (x) assign this Agreement and all of its rights hereunder to its lenders and debt providers for collateral security purposes and (y) assign all of its rights (or, as provided in Article I, certain of its rights) to a direct or indirect wholly owned subsidiary of Buyer (provided that, notwithstanding any such assignment, Buyer shall remain liable to perform all of its obligations hereunder); and provided further, that at any time after the Closing, Holdings may assign this Agreement to Ford or any Affiliate of Ford, subject to the written assumption by Ford or such Affiliate of all the obligations of Holdings hereunder (provided that, notwithstanding any such assignment, Holdings shall remain liable to perform all of its obligations hereunder).

7.8    Amendment and Modification; Waiver. Subject to applicable Law, this Agreement may be amended, modified and supplemented by a written instrument authorized and executed on behalf of the parties hereto at any time prior to the Closing with respect to any of the terms contained herein. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and executed by the party so waiving. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other or subsequent breach.

7.9    Severability. If any provision of this Agreement or the application thereof under certain circumstances is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.10    Section Headings. The section headings contained in this Agreement are inserted for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

7.11    Interpretation. Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural; all words in the plural number shall extend to and include the singular; and all words in any gender shall extend to and include all genders.

7.12    Definitions. As used in this Agreement:

“1986 Indenture” means the Indenture dated as of April 1, 1986 between the Company and JPMorgan Chase Bank, N.A., as trustee (as the same may be amended or supplemented).

“1994 Indenture” means the Indenture dated as of December 1, 1994 between the Company and First Fidelity Bank, N.A., as trustee (as the same may be amended or supplemented).

“2001 Indenture” means the Indenture dated as of March 6, 2001 between the Company and the Bank of New York, as trustee (as the same may be amended or supplemented).

“Affiliate” means, with respect to a specified Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with such specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by agreement or otherwise; provided that each of the Guarantors and their Affiliates shall be considered Affiliates of Buyer.

“Board of Directors” means the board of directors of any specified Person and any committees thereof.

“Business Day” means any day on which banks are not required or authorized to close in the City of New York.

“Buyer Indemnitees” means Buyer and its Affiliates and, from and after the Closing, each Group Member, together with successors, assigns, representatives, employees, officers and directors of any of them.

“Consolidated or Combined Return” means any Return (whether or not domestic) that is filed or that is required to be filed, and that includes one or more Group Members or items therefrom on the one hand and one or more members of the Ford Group or items therefrom on the other hand.

“Federal and Consolidated Income Tax Liabilities” means any and all Taxes of any Group Member relating to either (a) any U. S. federal Income Taxes or (b) any Income Taxes with respect to which (i) any Group Member has or will file, or is required pursuant to Section 6.3(a) to file, a Consolidated or Combined Return, (ii) one or more Group Members is liable for the Income Taxes of a Person other than a Group Member under a provision of state, local or foreign law or regulation comparable to Treas. Reg. §1.1502-6 imposing several liability upon members of a consolidated, combined, affiliated, unitary or other Tax group by virtue of a Group Member’s being or having been a member of such a group on or prior to the Closing Date, or (iii) one or more Group Members is liable (if such Income Taxes are attributable to a consolidated, combined, affiliated, unitary or other Tax group) under principles of successor or transferee liability relating to an event or transaction occurring on or prior to the Closing Date.

“Ford Group” means Ford and its present or former Affiliates other than any Group Member.

“Group Relief” means the group relief for U.K. corporation tax purposes contained in Chapter IV of Part X of the Taxes Act relating to the surrender of Tax losses between members of the same group and any equivalent system outside the United Kingdom for the surrender of Tax losses between members of a group.

“Holdings Note” means the $1,185.0 million principal amount subordinated promissory note issued by the Company to Holdings on June 10, 2005.

“Income Tax” means any Tax on or measured by net income, profits or earnings.

“Indebtedness” means the principal amount of any indebtedness for borrowed money and any accrued interest, prepayment premiums and penalties related thereto.

“Interim Credit Agreement” means the Credit Facility, dated as of May 26, 2005, among the Company, Hertz Canada Limited, JPMorgan Chase Bank and the other banks and financial institutions party thereto.

Buyer has “Knowledge” of a particular fact or other matter if, and only if, any of the individuals listed on Schedule 7.12(a) has actual knowledge thereof.

Holdings has “Knowledge” of a particular fact or other matter if, and only if, any of the individuals listed on Schedule 7.12(b) has actual knowledge thereof.

“Law” means any law, statute, order, ordinance, rule or regulation of any Governmental Authority.

“Person” means an individual, corporation, limited liability company, partnership, association, joint venture, trust, unincorporated organization or other entity, as well as any syndicate or group that would be deemed to be a Person under section 13(a)(3) of the Securities Exchange Act of 1934, as amended.

“Pre-Closing Period” means any Tax year or period (or portion thereof) ending on or prior to the Closing Date.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Tax Sharing Agreements” means the Tax Sharing Agreement dated March 10, 1997 between Ford and Company and the Company’s Affiliates (and all amendments thereto), the Default Tax Sharing Agreement between Ford Motor Company of Australia Limited and each entity listed in Schedule 1 to the Default Tax Sharing Agreement, the Tax Funding Agreement between Ford Motor Company of Australia Limited and each entity listed in Schedule 1 to the Tax Funding Agreement and all other Tax sharing, Organschaft profit and loss allocation, indemnification or similar agreements in effect between any of the Group Members and any other Person (other than solely with other Group Members), except for (a) customary agreements to indemnify lenders or security holders in respect of Taxes and (b) customary Tax sharing obligations under commercial lease agreements.

“Transfer Taxes” means all transfer, documentary, sales, use, registration and other similar Taxes (including all applicable real estate transfer taxes) incurred in connection with the transfer of the Shares pursuant to this Agreement. Transfer Taxes shall not include Income Taxes.

7.13    Company Actions. To the extent that this Agreement calls for any Group Member to take any action prior to the Closing Date, it is understood and agreed by the parties that Holdings shall, and to the extent that this Agreement calls for any Group Member to take any action on or following the Closing Date, Buyer shall, cause such Group Member to take such action (subject to any limitations or standards of effort contained therein).

7.14    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument.

7.15    Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (i) consents to submit itself to the personal jurisdiction of the United States District Court for the Southern District of New York or any court of the State of New York located in such district in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such court and (iii) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than such courts sitting in the State of New York. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THEM AGAINST THE OTHER IN ANY MATTERS ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT.

7.16    Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

CCMG HOLDINGS, INC.

By:	/s/David H. Wasserman
Name: David H. Wasserman
Title:

FORD HOLDINGS LLC

By:	/s/Ann Marie Petach
Name: Ann Marie Petach
Title: Chairman of the Board

----------------------------------
(solely with respect to Article VI and
Sections 3.2(xxiv), 3.2(xxv), 4.2(d),
5.11, 7.15 and 7.16)

FORD MOTOR COMPANY

By:	/s/Ann Marie Petach
Name: Ann Marie Petach
Title: Chairman of the Board